Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

dated as of November 12, 2019

by and among

NEXTGEN HEALTHCARE, INC.

(“Parent”),

RENEGADE MERGER SUB, INC.

(“Merger Sub”),

MEDFUSION, INC.

(the “Company”),

and

PROJECT RENEGADE LLC

(the “Equityholders Representative”),

and solely for purposes of Section 6.9 hereof

GREENLIGHT HEALTH DATA SOLUTIONS, INC.

(“Newco”)

i

ii

EXHIBITS AND SCHEDULES

Exhibit A	Form of Stockholder Written Consent
Exhibit B	Form of Joinder and Release Agreement
Exhibit C	Form of Non-Competition and Non-Solicitation Agreement
Exhibit D	Form of Non-Solicitation Agreement
Exhibit E	Form of Director & Officer Release
Exhibit F	Form of Escrow Agreement
Exhibit G	Form of Certificate of Merger
Exhibit H	Form of Letter of Transmittal
Exhibit I	Form of Warrant Cancellation Agreement
Exhibit J	Form of Excluded Asset Agreement
Exhibit K	Form of Transition Services Agreement
Exhibit L	Form of Newco Non-Solicitation Agreement

Schedule 1	Excluded Assets & Excluded Employees
Schedule 6.9	Short-Form Support Services Agreement

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of November 12, 2019 by and among NextGen Healthcare, Inc., a California corporation (“Parent”), Renegade Merger Sub, Inc., a Delaware corporation and an wholly-owned subsidiary of Parent (“Merger Sub”), Medfusion, Inc., a Delaware corporation (the “Company”), Project Renegade LLC, a North Carolina limited liability company (the “Equityholders Representative”) and solely for the purposes of Section 6.9, Greenlight Health Data Solutions, Inc., a Delaware corporation (“Newco”) (each, a “Party” and collectively the “Parties”).

WHEREAS, (i) the respective boards of directors of Parent, Merger Sub and the Company have each determined that the merger of Merger Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement, is advisable and in the best interests of their respective stockholders, and such boards of directors have approved the Merger, upon the terms and subject to the conditions set forth in this Agreement, pursuant to which each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than shares owned or held directly or indirectly by Parent or the Company and other than Dissenting Shares, shall be converted into the right to receive the consideration set forth in this Agreement and (ii) Parent, as sole stockholder of Merger Sub, will, immediately following the execution and delivery of this Agreement, execute a written consent adopting this Agreement and approving the Merger.

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement and also prescribe various conditions to the transactions contemplated by this Agreement.

WHEREAS, on the date of this Agreement, immediately following the execution and delivery of this Agreement, the Company will solicit a written consent adopting this Agreement and approving the transactions contemplated hereby, including the Merger, in the form of Exhibit A (the “Stockholder Written Consent”), from the Equityholders of the Company including a majority of the outstanding shares of Company Common Stock (the “Company Stockholder Approval”).

WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, certain Company stockholders are entering into joinder and release agreements with Parent in the form of Exhibit B (the “Joinder and Release Agreement”).

WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, Stephen N. Malik and those of his affiliated entities that are Equityholders, in their respective capacities as key Equityholders of the Company, are entering into non-competition and non-solicitation agreements in the form of Exhibit C (the “Non-Competition and Non-Solicitation Agreements”) to be effective upon the Closing.

WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, certain Company stockholders are entering into non-solicitation agreements in the form of Exhibit D (the “Non-Solicitation Agreement”) to be effective upon the Closing.

WHEREAS, following the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to consummate this Agreement, the Key Employees shall receive offer letters and related employment documentation with Parent (the “Offer Letters”), to be effective upon the Closing.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants, promises and agreements hereinafter set forth, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and accepted, the Parties to this Agreement, intending to be legally bound, hereby agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1            Certain Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

“Action” means any claim, action, suit, litigation, proceeding, arbitral action, mediation, governmental audit, enforcement, inquiry, examination, investigation or criminal prosecution or investigation.

“Additional Payment” means the payment, if any, of the Per Share Excess Amount, the Per Share Escrow Release Amount and Per Share Reserve Fund Release Amount.

“Affiliate” means, when used with respect to a specified Person, another Person that either directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct, or cause the direction of, the management and affairs of a Person, whether through the ownership of voting securities, by Contract or otherwise, and “controlled” and “controlling” shall have correlative meanings.

“Aggregate Exercise Price” means the sum of the exercise prices for all (i) in-the-money Vested Company Options with respect to the Option Shares represented thereby, and (ii) the Company Warrants, in each case that are outstanding and unexercised as of immediately prior to the Effective Time.

“Ancillary Document” means any agreement, certificate or other document executed at or prior to the Closing in connection herewith.

“Business” means the business and operations of the Company, but excluding the business and operations relating to the Excluded Assets.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by Law to be closed in New York, NY or Los Angeles, California.

“Cash” means cash and Cash Equivalents determined in accordance with GAAP, using, to the extent consistent therewith, the policies, conventions, methodologies and procedures used by the Company in preparing its most recent audited Company Financial Statements. For the avoidance of doubt, (i) Cash shall be increased by the amount of deposits or other payments received by the Company but not yet credited to the bank accounts of the Company, and (ii) Cash shall be reduced by the amount of any outstanding checks or other payments issued by the Company but not yet deducted from the bank accounts of the Company.

“Cash Equivalents” means investment securities with original maturities of ninety (90) days or less.

“Closing Cash” means the aggregate amount of all unrestricted Cash of the Company as of the Determination Time. For the avoidance of doubt, Closing Cash shall exclude Cash distributed or otherwise paid by the Company to the Equityholders as dividends prior to or as of the Closing.

“Closing Debt” means the aggregate amount of all Debt of the Company as of the Determination Time.

“Closing Net Working Capital Amount” means the Net Working Capital Amount of the Company as of the Determination Time.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock Payment” means the conversion and payments made to the holders of Company Common Stock pursuant to Section 2.6(b).

“Company Benefit Plan” means (i) each “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, (ii) any compensation, employment, consulting, end of service or severance, termination protection, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy; or (iii) any other benefit or compensation plan, Contract, policy or arrangement providing for pension, retirement, profit-sharing, deferred compensation, stock option, equity or equity-linked compensation, stock purchase, employee stock ownership, tax gross-up, vacation, holiday pay or other paid time off, bonus or other incentive plans, medical, retiree medical, vision, dental or other health plans, life insurance plans, and other employee benefit plans, welfare plans or fringe benefit plans, in each case whether or not written, and (A) that is sponsored, maintained, administered, contributed to or entered into by the Company or any of its Subsidiaries, with respect to any current or former director, officer, employee or individual independent contractor of the Company or any of its Subsidiaries, or (B) for which the Company or any of its Subsidiaries has any direct or indirect Liability (whether actual or contingent).

“Company Common Stock” means the common stock, with a par value of $0.0001, of the Company.

“Company Employee” means each employee of the Company.

“Company Fundamental Representations” means the representations and warranties of the Company contained in Section 4.1 (Corporate Status), Section 4.2 (Authority), Section 4.3(a)(i) (No Conflict), Section 4.4 (Capitalization), Section 4.7 (Taxes), and Section 4.18 (Finder’s Fees).

“Company Intellectual Property” means all Intellectual Property owned or purported to be owned (in whole or jointly with any other Person) or licensed to, the Company, or used or held for use by the Company in the conduct of the Business as it is presently conducted; provided, however, that the Company Intellectual Property does not include any such Intellectual Property that is included in the Excluded Assets.

“Company Plan” means the Medfusion, Inc. 2013 Stock Incentive Plan, as amended.

“Company Options” means all outstanding options to purchase or otherwise acquire shares of Company Common Stock, and which were granted pursuant to the Company Plan.

“Company Privacy Policy” shall mean each of the Company’s external or internal notices, past or present privacy policy, training materials, manuals or other documents, including website and app policies and notices, relating to the processing of Personal Data, including but not limited to the collection, use, sale, lease or transfer (including cross-border transfer) of Personal Data of the Company, including any policy relating to the privacy of individuals, including (i) employees, individual contractors and/or temporary workers and (ii) users of any website or service operated by or on behalf of the Company.

“Company Software” means any Software owned or purported to be owned by the Company (in whole or jointly with any other Person), or licensed to the Company on an exclusive basis, including (i) any Software products or services sold, licensed, distributed or otherwise provided by the Company to any other Person and (ii) any Software under development by the Company, in each case, to the extent owned or purported to be owned by, or exclusively licensed to, the Company; provided, however, that the Company Software does not include any such Software included in the Excluded Assets.

“Company Warrants” means the following warrants to purchase shares of Company Common Stock: (i) Warrant to Purchase Common Stock issued by the Company to Allan N. Haseley, dated June 11, 2018; (ii) Warrant to Purchase Common Stock issued by the Company to Stephen N. Malik, dated June 11, 2018; (iii) Warrant to Purchase Common Stock issued by the Company to Stephen N. Malik, dated October 5, 2018; (iv) Warrant to Purchase Common Stock issued by the Company to Stephen N. Malik, dated December 4, 2018; (v) Warrant to Purchase Common Stock issued by the Company to Stephen N. Malik, dated February 8, 2019; (vi) Warrant to Purchase Common Stock issued by the Company to Stephen N. Malik, dated March 20, 2019; (vii) Warrant to Purchase Common Stock issued by the Company to Stephen N. Malik, dated May 7, 2019; (viii) Warrant to Purchase Common Stock issued by the Company to Stephen N. Malik, dated June 14, 2019; (ix) Warrant to Purchase Common Stock issued by the Company to Stephen N. Malik, dated August 8, 2019; and (x) Warrant to Purchase Common Stock issued by the Company to Stephen N. Malik, dated October 16, 2019.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of July 30, 2019, by and between the Company and Parent.

“Continuing Employee” means each Company Employee who remains employed immediately after the Closing by Parent, the Surviving Corporation or any Affiliate of Parent or the Surviving Corporation.

“Contract” means any contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sales contract, mortgage or other legally binding commitment.

“Convertible Notes” means the following convertible subordinated promissory notes: (i) $750,000 Convertible Subordinated Promissory Note made by the Company in favor of Allan N. Haseley, dated June 11, 2018; (ii) $750,000 Convertible Subordinated Promissory Note made by the Company in favor of Stephen N. Malik, dated June 11, 2018; (iii) $500,000 Convertible Subordinated Promissory Note made by the Company in favor of Stephen N. Malik, dated October 5, 2018; (iv) $500,000 Convertible Subordinated Promissory Note made by the Company in favor of Stephen N. Malik, dated December 4, 2018; (v) $500,000 Convertible Subordinated Promissory Note made by the Company in favor of Stephen N. Malik, dated February 8, 2019; (vi) $750,000 Convertible Subordinated Promissory Note made by the Company in favor of Stephen N. Malik, dated March 20, 2019; (vii) $750,000 Convertible Subordinated Promissory Note made by the Company in favor of Stephen N. Malik, dated May 7, 2019; (viii) $500,000 Convertible Subordinated Promissory Note made by the Company in favor of Stephen N. Malik, dated June 14, 2019; (ix) $500,000 Convertible Subordinated Promissory Note made by the Company in favor of Stephen N. Malik, dated August 8, 2019; and (x) $500,000 Convertible Subordinated Promissory Note made by the Company in favor of Stephen N. Malik, dated October 16, 2019. The Convertible Notes made in favor of Stephen N. Malik are collectively referred to as the “Malik Notes” and the Convertible Note made in favor of Allan N. Haseley is referred to as the “Haseley Note”.

“Damages” means any liabilities, losses, claims, damages, Taxes, penalties, fines, assessments, judgments, costs or expenses (including reasonable attorneys’ fees and expenses and costs of enforcing any right to indemnification hereunder).

“Debt” means both the current and long-term portions of any amount owed, without duplication, in respect of (i) borrowed money, extensions of credit, purchase money financing, and capitalized lease obligations or for the deferred purchase price of property or services (other than current liabilities taken into account in the calculation of the Net Working Capital Amount), (ii) all obligations for the reimbursement of any obligor for amounts drawn on any outstanding letters of credit, (iii) all obligations evidenced by a note, bond, debenture or similar instrument, (iv) deferred compensation owed to current or former employees of the Company and (v) all accrued and unpaid interest, fees, expenses, prepayment penalties or premiums on, or any guarantees or other contingent liabilities with respect to, any of the obligations referred to in the foregoing clauses (i) through (iv); provided, however, that notwithstanding the foregoing, Debt shall not be deemed to include any accounts payable incurred in the ordinary course of business or any obligations under un-drawn letters of credit. For the avoidance of doubt, Debt shall not include any Taxes. Debt shall also include, for the avoidance of doubt, to the extent not used as consideration for the Excluded Asset Transfer, the Convertible Notes.

“Determination Time” means (i) the close of business on the day immediately preceding the Closing Date with respect to Taxes, and (ii) 12:01 a.m. Eastern Time on the Closing Date for all non-Tax assets and liabilities.

“DGCL” means the General Corporation Law of the State of Delaware.

“Employee Option” means a Company Option granted to the original holder thereof in such holder’s capacity as an employee of the Company for applicable employment Tax purposes or who received such Company Option in his or her capacity as a Company Employee.

“Encumbrance” means any security interest, pledge, mortgage, lien, charge, restriction on transfer (such as a right of first refusal or other similar rights) or other similar encumbrance.

“Environmental Law” means any applicable federal, state, or local Laws as in effect as of the date of this Agreement which regulate or relate to: pollution, the protection of the environment; the use, treatment, storage, transportation, handling, disposal or release of Hazardous Materials, or the protection of the health and safety of Persons from exposures to Hazardous Materials in the environment; or the preservation or protection of waterways, groundwater, drinking water, air, or soil.

“Equityholder” means any holder of (i) Company Common Stock that is entitled to receive a Common Stock Payment under Section 2.6 and that has not perfected its appraisal rights pursuant to Section 3.1(g), (ii) Vested Company Options that is entitled to receive Option Consideration under Section 2.6 or (iii) a Company Warrant that is entitled to receive Warrant Consideration under Section 2.6.

“Equityholder Indemnitees” means (i) the Equityholders; (ii) the Equityholders’ Affiliates; (iii) the respective representatives of the Persons referred to in clauses (i) and (ii); and (iv) the respective successors and permitted assigns of the Persons referred to in clauses (i), (ii) and (iii) above.

“Equityholders Representative” means the Person appointed to serve as such under Section 10.1.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any employer that would be considered a single employer with the Company under Sections 414(b), (c), (m), or (o) of the Code.

“Escrow Amount” means $3,300,000.

“Estimated Initial Merger Consideration” means a dollar amount equal to (i) the Merger Cash Consideration, plus (ii) the Estimated Closing Cash, plus, (iii) the Estimated Net Working Capital Surplus, if any, minus (iv) the Estimated Closing Debt, minus (v) the Estimated Unpaid Company Transaction Expenses, minus (vi) the Escrow Amount, minus (vii) the Estimated Net Working Capital Shortfall, if any, minus (viii) the Reserve Fund.

“Estimated Per Share Merger Consideration” means the positive number, equal to the quotient of (i) the Estimated Initial Merger Consideration, plus the Aggregate Exercise Price, divided by (ii) the Fully Diluted Common Number.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Excluded Assets” means the business and assets of the Company that are primarily used in or primarily related to the Company’s data services business, including, without limitation, the assets listed on Schedule 1 attached hereto.

“Fraud” means common law fraud as defined by the relevant jurisdiction.

“Fully Diluted Common Number” shall equal (i) the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, plus (ii) the aggregate number of shares of Company Common Stock issuable upon the exercise of all in-the-money Vested Company Options that are outstanding and unexercised as of immediately prior to the Effective Time, plus (iii) the aggregate number of shares of Company Common Stock issuable upon the exercise in full of the Company Warrants issued and outstanding immediately prior to the Effective Time, and less (iv) the aggregate number of shares of Company Common Stock, if any, to be canceled at the Effective Time pursuant to Section 2.6(a).

“GAAP” means generally accepted accounting principles in the United States in effect from time to time.

“Governmental Authority” means any government, any quasi-governmental authority of any nature, any governmental entity, commission, board, agency or instrumentality, and any court, tribunal or judicial body, whether federal, state, county, local or foreign.

“Governmental Order” means any order, temporary restraining order, judgment, injunction or decree, enforcement action or consent decree, issued, promulgated or entered by any Governmental Authority.

“Hazardous Material” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is prohibited or regulated under any Environmental Laws, including without limitation, asbestos, urea, formaldehyde, PCBs, radon gas, or petroleum products.

“Initial Merger Consideration” means a dollar amount equal to (i) the Merger Cash Consideration, plus (ii) Closing Cash, plus, (iii) the Net Working Capital Surplus, if any, minus

(iv) Unpaid Company Transaction Expenses, minus (v) Closing Debt, minus (vi) the Escrow Amount, minus (vii) the Net Working Capital Shortfall, if any, minus (viii) the Reserve Fund.

“Intellectual Property” means all U.S. and foreign intellectual property and proprietary rights, including (i) patents, provisional and non-provisional applications therefor, and all divisionals, reissues, renewals, registrations, confirmations, re-examinations, certificates of inventorship, extensions, supplementary protection certificates, continuations and continuations-in-part thereof (“Patents”), (ii) trademarks, trade dress, service marks, service names, trade names, domain names, brand names, logo or business symbols, whether registered or unregistered, and pending applications to register the same, including all extensions and renewals thereof and all goodwill associated therewith (“Trademarks”), (iii) copyrights and copyrightable works, including all writing, reports, analyses, evaluation protocols, designs, computer software, code, databases, software systems, mask works or other works, whether registered or unregistered, pending applications to register the same, and moral rights (“Copyrights”), (iv) confidential or proprietary know-how, trade secrets, methods, processes, practices, formulas and techniques (“Know-How”), (v) computer software, including all source code, object code, firmware, development tools, files, records and data, all media on which any of the foregoing is recorded, and all documentation related to any of the foregoing, (vi) moral rights, rights of publicity, industrial designs, and industrial property rights and (vii) the right to sue for past, present and future infringement, misappropriation, dilution or violation of any of the foregoing or for any injury to goodwill and to recover all proceeds relating to any of the foregoing, including licenses, royalties, income, payments, claims, damages (including without limitation attorneys’ fees and expert fees) and proceeds of suit.

“IRS” means the United States Internal Revenue Service.

“Key Employees” means Kim Labow and Ketan Desai.

“Knowledge of the Company”, “the Company’s Knowledge” or “known to the Company” and any other phrases of similar import means, with respect to any matter in question relating to the Company, the actual knowledge of Stephen N. Malik, Kim Labow, Chris Barbee, Ketan Desai and Xiaoqiu “Autumn” Gao.

“Law” means any federal, state, county, local, foreign or other statute, constitution, principle of common law, law, ordinance, edict, decree, Governmental Order, regulation, rule, ruling or code of any Governmental Authority.

“Liability” means any and all Debts, liabilities and obligations of any kind or nature, whether accrued or fixed, absolute or contingent, matured or unmatured, or determined or determinable.

“Material Adverse Effect” means any change, event, circumstance, condition or effect that, individually or in the aggregate, is, or would reasonably be expected to be, materially adverse to (a) the business, assets, liabilities, results of operations or financial condition of the Company, taken as a whole, or (b) the ability of the Company to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) conditions generally affecting the economy or industry in which the Company operates, (ii) any change in GAAP or applicable Laws; provided, that such changes do not materially and disproportionately adversely affect the Company in a manner that is materially disproportionate from similarly situated businesses engaged in the same industry as the Company, (iii) the announcement or pendency of the Merger, (iv) any failure to meet internal or published projections, estimates or forecasts of revenues, earnings or other measures of financial or operating performance for any period (it being understood that other than as specifically excluded herein, the facts or occurrences giving rise or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect), (v) the taking of any action contemplated by this Agreement and/or the Ancillary Documents (including, without limitation, the occurrence of the Excluded Assets Transfer and the removal of the Excluded Assets from the Company in connection therewith to the extent done in accordance with Section 6.9), or (vi) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; provided, that such acts or war, armed hostilities or terrorism (or such escalation or worsening thereof) do not materially and disproportionately adversely affect the Company in a manner that is materially disproportionate from similarly situated businesses engaged in the same industry as the Company.

“Merger Consideration” means the Initial Merger Consideration.

“Merger Cash Consideration” means $43,000,000.

“Net Working Capital Amount” (which can be positive or negative) means: (A) the sum of all of the assets of the Company properly characterized as current assets (excluding Closing Cash and Tax assets); minus (B) the sum of all of the liabilities of the Company properly characterized as current liabilities (excluding Tax liabilities, any amount included in the Closing Debt and Unpaid Company Transaction Expenses), in each case determined as of the Determination Time in accordance with GAAP and using the policies, conventions, methodologies and procedures used by the Company in preparing its most recent audited Company Financial Statements; provided that Net Working Capital Amount shall not include deferred revenue. The Net Working Capital Amount shall not include any receivables expected under the Restricted Stock Notes.

“Net Working Capital Shortfall” means the amount, if any, by which the Targeted Net Working Capital Amount exceeds the Closing Net Working Capital Amount.

“Net Working Capital Surplus” means the amount, if any, by which the Closing Net Working Capital Amount exceeds the Targeted Net Working Capital Amount.

“Organizational Documents” means, with respect to any entity, the certificate of incorporation, articles of incorporation, bylaws or equivalent governing documents of such entity.

“Parachute Payment Waiver” means, with respect to any Person, a written agreement waiving such Person’s right to receive any “parachute payments” (within the meaning of Section 280G of the Code and the Department of Treasury regulations promulgated thereunder) solely to the extent required to avoid the imposition of a tax under Section 280G of the Code and to accept in substitution therefor the right to receive such payments only if approved by the shareholders of the Company in a manner that is intended to comply with Section 280G(b)(5)(B) of the Code.

“Parent Fundamental Representations” means the representations and warranties of Parent and Merger Sub contained in Section 5.1 (Corporate Status), Section 5.2 (Authority), Section 5.3(a)(i) (No Conflict), Section 5.5 (Finder’s Fees) and Section 5.7 (Cash Resources).

“Parent Indemnitees” means (i) Parent; (ii) Parent’s Affiliates (including the Surviving Corporation); (iii) the respective representatives of the Persons referred to in clauses (i) and (ii); and (iv) the respective successors and permitted assigns of the Persons referred to in clauses (i), (ii) and (iii) above.

“Per Share Escrow Release Amount” means with respect to any amounts released from the Escrow Fund to the Equityholders, the quotient of (i) the aggregate amount so released, divided by (ii) the Fully Diluted Common Number.

“Per Share Excess Amount” means, the quotient of (i) the amount of any Excess Payment determined pursuant to Section 2.7(d)(ii), if any, divided by (ii) the Fully Diluted Common Number.

“Per Share Merger Consideration” means the quotient of (i) the Initial Merger Consideration plus the Aggregate Exercise Price, divided by (ii) the Fully Diluted Common Number.

“Per Share Reserve Fund Release Amount” means the quotient of (i) the remaining balance of the Reserve Fund upon completion by the Equityholders Representative of its duties hereunder, divided by (ii) the Fully Diluted Common Number.

“Per Share Restricted Stock Note Obligation” means, with respect to each Restricted Stockholder, the quotient of (i) the aggregate outstanding principal and interest as of the Effective Time under all Restricted Stock Notes made by such Restricted Stockholder in favor of the Company (after deducting any applicable Restricted Stock Loan Forgiveness), divided by (ii) the total number of shares of Company Common Stock held by such Restricted Stockholder.

“Permit” means any license, clearance, authorization, registration, approval, consent, certificate, variance, franchise, exemption or permit issued by any Governmental Authority to the Company, held by the Company, or required for the operation of the Company’s Business.

“Permitted Encumbrances” means all (i) liens for Taxes and other governmental charges that (A) are not delinquent or (B) are being contested in good faith by appropriate proceedings and for which adequate reserve has been made in the most recent Company Financial Statements; (ii) cashiers’, landlords’, workmen’s, repairmen’s, warehousemen’s and carriers’ liens and other similar liens imposed by Law, incurred in the ordinary course of business for sums not yet due and payable; (iii) pledges or deposits in connection with workers compensation, unemployment insurance and other social security legislation for sums not yet due and payable; (iv) Encumbrances listed in Schedule 1.01(p); and (v) other Encumbrances of any type incurred in the ordinary course of business which do not materially detract from the value of, or materially interfere with, the present use and enjoyment of the asset or property subject thereto or affected thereby.

“Person” means any individual, general or limited partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity.

“Personal Data” means all data or information that, individually or when aggregated or combined, is linked to any reasonably identifiable individual and any other data protected under any applicable Laws relating to individuals’ privacy, data security, or data protection.

“Post-Closing Adjusted Aggregate Merger Consideration” means the Estimated Initial Merger Consideration plus the amount of any Additional Payments.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and the portion of any Straddle Tax Period ending on (and including) the Closing Date.

“Pre-Closing Taxes” means (A) all Taxes of the Company for all Pre-Closing Tax Periods, (B) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 (or any analogous provision under state, local or foreign Law), and (C) Transfer Taxes allocated to the Equityholders pursuant to Section 6.8(c); provided, however, the following shall not be included within Pre-Closing Taxes: (1) any Tax resulting from an election under Section 338 of the Code with respect to the transactions contemplated hereby, (2) any Tax resulting from any transactions occurring on the Closing Date after the Closing outside the ordinary course of business (other than as explicitly contemplated by this Agreement) or (3) Transfer Taxes allocated to Parent pursuant to Section 6.8(c). For purposes of calculating Pre-Closing Taxes in the case of any Straddle Tax Period, the amount of any Taxes based on or measured by income, sales, use, receipts, payroll or other similar items of the Company for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (except that exemptions, allowances or deductions that are calculated on annual basis, such as depreciation, shall be apportioned on a pro rata basis), and the amount of any other Taxes of the Company for the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire applicable Straddle Tax Period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the total number of days in such Straddle Tax Period.

“Privacy Requirements” means any and all (i) applicable Laws relating to privacy, data protection, and the collection and use of Personal Data, (ii) Company Privacy Policies; (iii) Contracts with third-parties governing privacy and data issues into which the Company has entered or by which it is otherwise bound; and (iv) third-party privacy policies with which the Company is and/or has been obligated to comply.

“Pro Rata Portion” means, as to each Equityholder, the quotient of (i) the aggregate Merger Consideration received by such Equityholder divided by (ii) the aggregate Merger Consideration.

“Public Official” means (i) any director, officer, employee, agent, or representative (including anyone elected, nominated, or appointed to be a director, officer, employee, agent, or representative) of any Governmental Authority, or anyone otherwise acting in an official capacity on behalf of a Governmental Authority; (ii) any political party, political party official, or political party employee; (iii) any candidate for public or political office; (iv) any royal or ruling family member; or (v) any agent or representative of any of those Persons listed in subcategories (i) through (iv).

“Restricted Stock Loan Forgiveness” means, with respect to each Restricted Stockholder, an amount equal to the excess (if any) of (i) the aggregate outstanding principal and interest as of the Effective Time under such Restricted Stockholder’s Restricted Stock Note over (ii) the maximum aggregate Merger Consideration that may become payable hereunder to such Restricted Stockholder.

“Restricted Stock Notes” means the following limited recourse secured promissory notes, each as amended: (i) Limited Recourse Secured Promissory Note in the original principal amount of $297,500.00 and with a current principal balance as of the Effective Time of $182,395.55 made by Corey Richardson in favor of the Company dated October 25, 2013; (ii) Limited Recourse Secured Promissory Note in the original principal amount of $106,250.00 and with a current principal balance as of the Effective Time of $54,445.90 made by David Pederson in favor of the Company dated October 25, 2013; (iii) Limited Recourse Secured Promissory Note in the original principal amount of $106,250.00 and with a current principal balance as of the Effective Time of $56,363.50 made by David Ledwith in favor of the Company dated October 25, 2013; (iv) Limited Recourse Secured Promissory Note in the original principal amount of $21,250.00 and with a current principal balance as of the Effective Time of $21,250.00 made by Chris Fierer in favor of the Company dated October 25, 2013; (v) Limited Recourse Secured Promissory Note in the original principal amount of $255,000.00 and with a current principal balance as of the Effective Time of $255,000.00 made by Buck Goldstein in favor of the Company dated November 29, 2013; and (vi) Limited Recourse Secured Promissory Note in the original principal amount of $335,650.00 and with a current principal balance as of the Effective Time of $335,650.00 made by Kimberly Labow in favor of the Company dated May 12, 2016.

“Restricted Stockholder” means each obligor under the Restricted Stock Notes.

“SEC” means the United States Securities and Exchange Commission.

“Service Provider” means any officer, employee, director or independent contractor of the Company.

“Software” means all computer programs, operating systems, applications systems, firmware or software code of any nature, databases or data warehouses, and data libraries, whether operational or under development, and any derivations, updates, enhancements and customizations of any of the foregoing, and any related processes, know-how, application program interfaces, user interfaces, command structures, menus, buttons and icons, flow-charts, database structures, database code (including without limitation scripts, triggers, stored procedures, and the like), and related documentation, operating procedures, methods, tools, developers’ kits, utilities, developers’ notes, technical manuals, user manuals and other documentation thereof, including comments and annotations related thereto, whether in source code, object code or other machine-readable form, programming language or any other language or symbols and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature.

“Straddle Tax Period” means any Tax period beginning before or on the Closing Date and ending after the Closing Date.

An entity shall be deemed to be a “Subsidiary” of another entity if such other entity directly or indirectly owns, beneficially or of record, (i) an amount of voting securities or other interests in such first entity that is sufficient to enable such other entity to elect at least a majority of the members of such first entity’s board of directors or other governing body, or (ii) at least a majority of the outstanding equity interests of such first entity.

“Targeted Net Working Capital Amount” means an amount equal to -$200,000.

“Tax” or “Taxes” means any and all taxes of any kind whatsoever including fees, imposts, charges, excises, assessments, levies, tariffs, duties or other charges or impositions, in each case, in the nature of (or similar to) a tax (together with any all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including income, gross income, estimated, capital gains, gross receipts, profits, business, license, occupation, franchise, branch, windfall, capital stock or other equity, wealth, real or personal (tangible or intangible) property, real or personal property (tangible or intangible) gains, sales, use, transfer, conveyance, recording, documentary, filing, value added, ad valorem, employment or unemployment, social security (or similar including FICA), social, disability, alternative or add-on minimum, investment, financial transaction, escheat obligation, customs, excise, stamp, Section 59A or withholding taxes.

“Tax Proceeding” means any inquiry, claim, assessment, audit, dispute, suit or other administrative or judicial proceeding involving Taxes.

“Tax Return” means any return, report, statement, declaration, schedule, designation, notice, certificate, questionnaire, form, election, estimated Tax filing, claim for refund, information return, or other document (including any attachments thereto and amendments thereof), in each case filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority with respect to any Tax.

“Transfer Taxes” means any and all transfer, documentary, conveyance, sales, use, gross receipts, stamp, registration, filing, value added, recording, escrow and other similar Taxes and fees (including any penalties and interest and additions to tax), including any real property or leasehold interest transfer or gains Tax and any similar Tax.

“Unpaid Company Transaction Expenses” means (i) the fees and disbursements incurred at or prior to the Closing and payable by the Company to those Persons identified in Section 4.18 of the Company Disclosure Schedule; (ii) the fees and disbursements incurred at or prior to the Closing payable to legal counsel or accountants of the Company that are payable by the Company in connection with the transactions contemplated by this Agreement; (iii) any bonus, transaction, change of control, severance, incentive compensation, termination, retention, or similar transaction-related payments to be paid to any Service Provider of the Company (excluding any such amounts that are contingent upon both consummation of the transactions contemplated hereby and the termination of employment by Parent of any Continuing Employee following the Closing), including any Transaction Bonus Pool payment and the employer portion of any payroll Taxes to be paid in connection with any such payments or relating to or resulting from the payment of any Option Consideration, Merger Consideration or the Restricted Stock Loan Forgiveness or any cancellation of a Restricted Stock Note without full payment of the aggregate outstanding principal and interest as of immediately following the Effective Time under such Restricted Stock Note; (iv) any fees, costs or expenses payable by the Company to the Equityholders Representative after the Closing; and (v) 50% of any fees, costs, expenses or payments payable to the Escrow Agent and the Paying Agent; (vi) all other miscellaneous fees, expenses or costs, in each case, incurred by the Company in connection with the transactions contemplated by this Agreement (including the cost of the D&O “tail” policy referenced in Section 6.6); provided, that in the case of the foregoing clauses (i) through (vi), only to the extent such amounts have not been (a) paid by the Company as of the Closing and have, accordingly, not reduced the Closing Cash, or (b) included in the calculation of the Net Working Capital Amount; provided, further, that the foregoing clauses (ii) and (iii) shall not include any fees, expenses or disbursements incurred by Parent, or by the Surviving Corporation which are on behalf of Parent, including any advisory fee and the fees and expenses of Parent’s attorneys, accountants and other advisors.

“Willful Breach” shall mean an action or omission that constitutes a breach of a covenant that was taken or omitted to be taken for the purpose of breaching such covenant and was not merely a volitional action or omission.

Section 1.2            Certain Additional Definitions. As used in this Agreement, the following terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each such term below:

Term	Section
Accounting Firm	Section 2.7(c)(iv)
Agreement	Preamble
Certificate of Merger	Section 2.4
Change in the Company Recommendation	Section 6.4(b)
Claim Certificate	Section 9.4(a)
Closing	Section 2.3
Closing Date	Section 2.3
Closing Date Schedule	Section 2.7(b)
Company	Preamble
Company Board of Directors	Section 4.2(a)
Company Board Recommendation	Section 4.2(b)
Company Certificates	Section 2.6(b)(ii)
Company Disclosure Schedule	Article IV
Company Financial Statements	Section 4.5(a)

Term	Section
Company Indemnified Parties	Section 6.6(a)
Company Material Contract(s)	Section 4.14(a)
Company Stockholder Approval	Recitals
Consideration Spreadsheet	Section 6.12
Determination	Section 2.7(c)(iv)
Dispute Notice	Section 2.7(c)(ii)
Dissenting Shares	Section 3.1(e)
Effective Time	Section 2.4
Employee Options Payment Amount	Section 3.1(a)(iii)
Enforceability Exceptions	Section 4.2(a)
Escrow Agent	Section 3.2
Escrow Agreement	Section 3.2
Escrow Expiration Date	Section 9.1
Escrow Fund	Section 3.2
Estimated Closing Cash	Section 2.7(a)
Estimated Closing Debt	Section 2.7(a)
Estimated Net Working Capital Amount	Section 2.7(a)
Estimated Net Working Capital Shortfall	Section 2.7(a)
Estimated Unpaid Company Transaction Expenses	Section 2.7(a)
Excess Payment	Section 2.7(d)(ii)
Excluded Assets Transfer	Section 6.9
Excluded Employees	Section 6.9
Expiration Date	Section 9.1
FCPA	Section 4.22(a)
Firm	Section 10.16
Indemnitee	Section 9.5
Indemnitor	Section 9.5
Invoice	Section 6.11
Joinder and Release Agreement	Recitals
Lease	Section 4.15
Leased Real Property	Section 4.15
Letter of Transmittal	Section 3.1(b)
Liens	Section 4.11(e)
Major Customers	Section 4.23
Major Suppliers	Section 4.23
Merger	Recitals
Merger Sub	Preamble
Newco	Section 6.9
Non-Competition and Non-Solicitation Agreements	Recitals
Offer Letter(s)	Recitals
Option Cancellation Agreement	Section 3.1(a)(iii)
Option Consideration	Section 2.6(d)(i)
Option Payment	Section 2.6(d)(i)
Option Shares	Section 2.6(d)(i)
Optionholder	Section 2.6(d)(i)
Optionholder Deliverables	Section 3.1(b)(ii)(B)
Options Payment Amount	Section 2.6(d)(i)
Outside Date	Section 8.1(d)
Parent	Preamble
Parent Disclosure Schedule	Article V

Term	Section
Party and Parties	Preamble
Paying Agent	Section 3.1(a)(i)
Payment Fund	Section 3.1(a)(ii)
Payoff Letter	Section 6.11
PEO	Section 4.11(h)
Pre-Closing Period	Section 6.1(a)
Proceeding	Section 4.11(a)
Related Person	Section 4.19
Reserve Fund	Section 3.3
Review Period	Section 2.7(c)(ii)
Secretary’s Certificate	Section 7.2(b)(v)
Section 280G Approval	Section 6.7(b)
Section 280G Soliciting Materials	Section 6.7(c)
Shortfall Payment	Section 2.7(d)(i)
Stockholder Written Consent	Recitals
Surviving Corporation	Section 2.1
Third-Party Claim	Section 9.5
Threshold	Section 9.3(b)
WARN Act	Section 4.12(b)
Warrant Consideration	Section 2.6(e)
Warrant Preference Consideration	Section 2.6(e)
Warrant Shares	Section 2.6(e)
Warrantholder	Section 2.6(e)
Warrantholder Deliverables	Section 3.1(b)(ii)(C)

ARTICLE II.

THE MERGER

Section 2.1            The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time. Following the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL.

Section 2.2            Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the DGCL, this Agreement and the Certificate of Merger (as defined below).

Section 2.3            Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 9:00 a.m. (Pacific time) remotely by the electronic exchange of signatures and documents as soon as reasonably practicable, but no later than three (3) Business Days following the satisfaction or waiver of all conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to their satisfaction at the Closing), or at such other time, date and place as Parent and the Company may mutually agree in writing (such date hereinafter, the “Closing Date”).

Section 2.4            Effective Time. Immediately following the Closing, Parent and the Company shall cause to be filed with the Secretary of State of the State of Delaware a properly executed certificate of merger conforming to the requirements of the DGCL and in the form attached hereto as Exhibit G (the “Certificate of Merger”). The Merger shall become effective when the Certificate of Merger is accepted for recording by the Secretary of State of the State of Delaware or at such later time as may be agreed upon by Parent and the Company and set forth in the Certificate of Merger (the “Effective Time”).

Section 2.5            Certificate of Incorporation and Bylaws; Directors and Officers.

(a)            At the Effective Time and without any further action on the part of the Company or Merger Sub, the Surviving Corporation’s certificate of incorporation shall be amended and restated to read in its entirety as set forth in the Certificate of Merger. The bylaws of the Surviving Corporation shall be amended and restated in its entirety to read the same as the bylaws of Merger Sub as in effect immediately prior to the Effective Time, until thereafter changed or amended as provided therein or by the certificate of incorporation of the Surviving Corporation and applicable Law; provided, that such bylaws shall reflect as of the Effective Time “Medfusion, Inc.” as the name of the Surviving Corporation.

(b)            The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time, until the earlier of their resignation or removal or otherwise ceasing to be a director or until their respective successors are duly elected and qualified, as the case may be.

(c)            The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time, until the earlier of their resignation or removal or otherwise ceasing to be an officer or until their respective successors are duly elected and qualified, as the case may be.

Section 2.6            Conversion of Securities; Treatment of Company Options, Company Warrants. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Merger Sub:

(a)            Cancellation of Certain Shares. Each share of Company Common Stock that is held in the treasury of the Company and each share of Company Common Stock owned by Parent, Merger Sub or any other wholly-owned subsidiary of Parent shall be canceled and retired and no consideration shall be delivered in exchange therefor.

(b)            Conversion of Company Common Stock. Subject to Section 2.7, Article III and Article IX.

(i)            Company Common Stock. Each share of Company Common Stock (other than shares of Company Common Stock to be canceled in accordance with Section 2.6(a) and other than Dissenting Shares) shall be converted at the Effective Time into the right to receive, in consideration of such cancellation, without interest, (A) an amount in cash equal to the Estimated Per Share Merger Consideration, plus (B) in each case when, if and to the extent payable hereunder, (1) an amount in cash equal to the Per Share Excess Amount, if any, plus (2) an amount in cash equal to the Per Share Escrow Release Amount with respect to any amounts released to the Equityholders from the Escrow Fund from time to time pursuant to the terms of this Agreement and the Escrow Agreement, if any, plus (3) an amount in cash equal to the Per Share Reserve Fund Release Amount with respect to any amounts released to the Equityholders from the Reserve Fund from time to time pursuant to the terms of this Agreement, minus (C) solely with respect to shares of Company Common Stock held by a Restricted Stockholder, an amount in cash equal to such Restricted Stockholder’s Per Share Restricted Stock Note Obligation, with any such amount actually deducted under the subparagraph (C) reallocated and paid solely to the holders of Company Common Stock pro rata according to their respective Company Common Stock holdings.

(ii)            No Further Ownership Rights of Equityholders. All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate or certificates which immediately prior to the Effective Time represented such shares of Company Common Stock (the “Company Certificates”) shall thereafter cease to have any rights with respect thereto, except the right to receive the Common Stock Payment payable in respect of such Company Certificates following the surrender of such Company Certificates in accordance with the provisions of Section 3.1. Any amount of cash each Equityholder is entitled to receive for the shares of Company Common Stock held by such Equityholder pursuant to this Section 2.6(b) shall be rounded to the nearest whole cent.

(iii)            Priority of Payments. All payments of Merger Consideration under this Agreement (whether payments of the Estimated Initial Merger Consideration or any Additional Payments paid to the Equityholders from time to time pursuant to the terms of this Agreement and the Escrow Agreement) shall be made in the following priority, consistent with the terms of the Organizational Documents of the Company: The holders of shares of Company Common Stock, Company Options and the Company Warrants shall be entitled to receive, on a pari passu basis, payment of Merger Consideration, without any interest thereon and subject to the provisions of this Agreement.

(c)            Merger Sub. Each issued and outstanding share of the capital stock of Merger Sub shall be converted into and become as of the Effective Time one (1) fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Corporation.

(d)            Treatment of Company Options. Each Company Option that is outstanding as of immediately prior to the Effective Time shall be canceled at the Effective Time, and, following the Effective Time, the Company Options shall no longer be exercisable by the holder thereof, and the portion of each Company Option that is vested and unexercised as of the Effective Time (after taking into account any accelerated vesting provisions that may apply) (each, a “Vested Company Option”) shall thereupon be converted into in exchange for the consideration described in clause (i) below. At the Effective Time, the Company Plan shall be terminated and no further Company Options shall be granted thereunder. Any Option Consideration each Optionholder is entitled to receive pursuant to this Section 2.6(d) shall be rounded to the nearest whole cent. The portion of each Company Option that is unvested as of the Effective Time (after taking into account any accelerated vesting provisions that may apply) shall be cancelled for no consideration.

(i)            Subject to Section 2.7, Article III and Article IX, each holder of any Vested Company Option canceled in accordance with Section 2.6(d) above (each, an “Optionholder”) shall be entitled to receive, without interest and subject to any applicable withholding Tax, in consideration of the shares of Company Common Stock subject to such Vested Company Option (such shares, the “Option Shares”): (A) an amount in cash equal to the product obtained by multiplying (I) the number of Option Shares subject to the Vested Company Option by (II) the excess, if any, of (x) the Estimated Per Share Merger Consideration, less (y) the exercise price per share of Company Common Stock of such Vested Company Option (such amount, an “Option Payment” and, in the aggregate, with all such Option Payments, the “Options Payment Amount”), plus (B) in each case when, if and to the extent payable hereunder, (1) an amount in cash, equal to the product obtained by multiplying the number of Option Shares subject to the Vested Company Option by the Per Share Excess Amount, if any; plus (2) an amount in cash equal to the product obtained by multiplying the number of Option Shares subject to the Vested Company Option by the Per Share Escrow Release Amount with respect to any amounts released to the Equityholders from the Escrow Fund from time to time pursuant to the terms of this Agreement and the Escrow Agreement, if any, plus (3) an amount in cash, equal to the product obtained by multiplying the number of Option Shares subject to the Vested Company Option by the Per Share Reserve Fund Release Amount with respect to any amounts released to the Equityholders from the Reserve Fund from time to time pursuant to the terms of this Agreement, if any (such aggregate amount described in the foregoing clauses (A) and (B), the “Option Consideration”). Notwithstanding anything to the contrary herein, no Option Consideration shall be paid following the fifth anniversary of the Closing Date and any Option Consideration that otherwise would become payable following such anniversary pursuant to this Agreement instead shall be forfeited by the former holders of Vested Company Options without consideration therefor and shall be paid instead to the other Equityholders based on their Pro Rata Portion of the Fully Diluted Common Number, after excluding the Vested Company Options from such calculation, provided, that if such portion of the Option Consideration remains subject to a substantial risk of forfeiture for purposes of Section 409A of the Code as of such fifth anniversary date, such amounts shall not be forfeited and shall be paid to the applicable former holders of Vested Company Options as soon as reasonably practicable after such substantial risk of forfeiture lapses, but in no event later than March 15 of the year following the year in which such substantial risk of forfeiture lapses.

(ii)            If any Vested Company Options issued and outstanding as of immediately prior to the Effective Time were out-of-the-money as of such time (i.e. the Estimated Per Share Merger Consideration is less than the exercise price per share of such Vested Company Option) and any Additional Payment is made, then, prior to distributing such Additional Payment, the Per Share Merger Consideration shall be recomputed using the Post-Closing Adjusted Aggregate Merger Consideration in clause (i) of the definition of Estimated Per Share Merger Consideration after giving effect to such Additional Payment and any prior Additional Payments (instead of the Estimated Initial Merger Consideration) (such recomputed amount the “Adjusted Per Share Amount”) and, if such calculation were to result in any of such out-of-the money Vested Company Options becoming in-the-money Vested Company Options (had such calculation been made on the Closing Date), then such Vested Company Options (the “Affected Securities”) shall be included in the calculation of Fully Diluted Common Number, Aggregate Exercise Price and the Pro Rata Portion from and after the date of such Additional Payment for purposes of determining the allocation of such Additional Payments pursuant to this Agreement, the Option Cancellation Agreements, and the Warrant Cancellation Agreements; provided that holders of Affected Securities shall only receive an amount equal to the Adjusted Per Share Amount minus the exercise price of the applicable Affected Securities with respect to the initial Additional Payment that results in such Vested Company Options becoming Affected Securities (and the remaining portion of such Additional Payment shall be allocated among holders of other Company securities pursuant to this Agreement, the Option Cancellation Agreements, and the Warrant Cancellation Agreements (other than out-of-the-money Vested Company Options), pro rata based on their respective portions of the so-recomputed Fully Diluted Common Number).

(iii)            Prior to the Effective Time, the Company shall take any actions reasonably necessary to effect the transactions contemplated under this Section 2.6(d) under the Company Plan and all agreements evidencing Company Options.

(e)            Treatment of Company Warrants. Subject to this Section 2.6(e), Section 2.7, Article III and Article IX, each Company Warrant will, at the Effective Time, to the extent not previously exercised for shares of Company Common Stock by the holder thereof, be terminated and convert, without payment by the holder of any exercise price, into the right of the holder of the terminated Company Warrant (each, a “Warrantholder”) to receive, in consideration of such termination (such aggregate amount, the “Warrant Consideration”), without interest, (i) an amount in cash equal to the product obtained by multiplying (A) the aggregate number of shares of Company Common Stock issuable upon the exercise of such unexercised Company Warrant (collectively with respect to such Company Warrant, the “Warrant Shares”), by (B) the excess, if any, of (x) the Estimated Per Share Merger Consideration, less (y) the exercise price per share of such Warrant Shares under such Company Warrant (the “Warrant Preference Consideration”), plus (ii) in each case when, if and to the extent payable hereunder, (A) an amount in cash equal to the product obtained by multiplying the number of Warrant

Shares subject to such Company Warrant by the Per Share Excess Amount, if any, plus (B) an amount in cash equal to the product obtained by multiplying the number of Warrant Shares subject to such Company Warrant by the Per Share Escrow Release Amount with respect to any amounts released to the Equityholders from the Escrow Fund from time to time pursuant to the terms of this Agreement and the Escrow Agreement, if any, plus (C) an amount in cash equal to the product obtained by multiplying the number of Warrant Shares subject to such Company Warrant by the Per Share Reserve Fund Release Amount with respect to any amounts released to the Equityholders from the Reserve Fund from time to time pursuant to the terms of this Agreement, if any. Following the Effective Time, each Company Warrant shall no longer be exercisable by the holder thereof, but shall only entitle such holder to the payment of the applicable Warrant Consideration. The Company shall take all necessary actions, including providing any required notice to, and obtaining any required consents to the terms set forth in this Section 2.6(e) from, the Warrantholders as may be required under the terms of any agreements evidencing the Company Warrants, provided, that such actions shall expressly be conditioned upon the consummation of the Merger and shall be of no force or effect if this Agreement is terminated. Any Warrant Consideration a Warrantholder is entitled to receive pursuant to this Section 2.6(e) shall be rounded to the nearest whole cent.

Section 2.7            Post-Closing Purchase Price Adjustment.

(a)            Pre-Closing Estimate. Not later than three (3) Business Days before the Closing Date, the Company shall deliver to Parent the Company’s estimates, along with reasonable supporting detail thereof, of the Closing Debt (the “Estimated Closing Debt”), Closing Cash (“Estimated Closing Cash”), Unpaid Company Transaction Expenses (“Estimated Unpaid Company Transaction Expenses”), the Net Working Capital Amount (the “Estimated Net Working Capital Amount”) and, based upon such Estimated Net Working Capital Amount, the difference between the Estimated Net Working Capital Amount and the Targeted Net Working Capital Amount (such surplus, if applicable, the “Estimated Net Working Capital Surplus” and such deficit, if applicable, the “Estimated Net Working Capital Shortfall”), such estimates to be prepared in good faith and in accordance with the policies, conventions, methodologies and procedures used by the Company in preparing its most recent audited Company Financial Statements to the extent consistent with GAAP. Based on such estimates and prior to Closing, the Company and Parent shall in good faith calculate and mutually agree on estimates of such amounts to be used for purposes of determining the Estimated Initial Merger Consideration for purposes of Closing.

(b)            Calculation. As promptly as practicable, but in no event later than ninety (90) days following the Closing Date, Parent shall cause the Surviving Corporation to deliver to the Equityholders Representative a schedule (the “Closing Date Schedule”), along with reasonable supporting detail thereof, setting forth the Surviving Corporation’s calculation of the Initial Merger Consideration and setting forth in reasonable detail the Surviving Corporation’s calculation of Closing Debt, Closing Cash, Closing Net Working Capital Amount and Unpaid Company Transaction Expenses, such calculations to be prepared in good faith and in accordance with the policies, conventions, methodologies and procedures used by the Company in preparing its most recent audited Company Financial Statements to the extent consistent with GAAP.

(c)            Review; Disputes.

(i)            From and after the delivery of the Closing Date Schedule, Parent shall cause the Surviving Corporation to provide the Equityholders Representative and any accountants or advisors retained by the Equityholders Representative with reasonable access to (including electronic delivery of) the books and records of the Surviving Corporation during normal business hours for the purposes of: (A) enabling the Equityholders Representative and its accountants and advisors to calculate, and to review the Surviving Corporation’s calculation of, Closing Debt, Closing Cash, Closing Net

Working Capital Amount and Unpaid Company Transaction Expenses; and (B) identifying any dispute related to the calculation of any of Closing Debt, Closing Cash, Closing Net Working Capital Amount and Unpaid Company Transaction Expenses in the Closing Date Schedule.

(ii)            If the Equityholders Representative disputes the calculation of any of Closing Debt, Closing Net Working Capital Amount, Closing Cash or Unpaid Company Transaction Expenses set forth in the Closing Date Schedule, then the Equityholders Representative shall deliver a written notice (a “Dispute Notice”) to Parent and the Escrow Agent at any time during the 90-day period commencing upon receipt by the Equityholders Representative of the Closing Date Schedule (as prepared by the Surviving Corporation in accordance with the requirements of Section 2.7(b)), (the “Review Period”). The Dispute Notice shall set forth the basis and amount for each dispute of any such calculation in reasonable detail together with relating supporting documentation and calculations, as well as the alternative calculation with respect to each of the components of the Closing Date Schedule.

(iii)            If the Equityholders Representative does not deliver a Dispute Notice to the Surviving Corporation prior to the expiration of the Review Period, Parent’s calculation of Closing Debt, Closing Cash, Closing Net Working Capital Amount and Unpaid Company Transaction Expenses set forth in the Closing Date Schedule shall be deemed final and binding on Parent, the Surviving Corporation, the Equityholders Representative and the Equityholders for all purposes of this Agreement.

(iv)            If the Equityholders Representative delivers a Dispute Notice to Parent prior to the expiration of the Review Period, then the Equityholders Representative and Parent shall negotiate in good faith to reach agreement on Closing Debt, Closing Cash, Closing Net Working Capital Amount and Unpaid Company Transaction Expenses. Notwithstanding anything in this Agreement to the contrary (including in Section 10.11), if the Equityholders Representative and Parent are unable to reach agreement on Closing Debt, Closing Net Working Capital Amount, Closing Cash and Unpaid Company Transaction Expenses within thirty (30) days after the end of the Review Period, either Party shall have the right to refer such dispute to a nationally or regionally recognized independent accounting firm that is mutually agreed upon in writing by Parent and the Equityholders Representative, (such firm, or any successor thereto, being referred to herein as the “Accounting Firm”) for resolution after such 30-day period, provided, that the Parties may mutually agree in writing to extend such period before the dispute is referred to the Accounting Firm. In connection with the resolution of any such dispute by the Accounting Firm: (A) each of Parent and the Equityholders Representative shall have a reasonable opportunity to meet with the Accounting Firm; (B) the Accounting Firm shall determine Closing Debt, Closing Cash, Closing Net Working Capital Amount and Unpaid Company Transaction Expenses in accordance with the terms of this Agreement (and, for the avoidance of doubt, such determination shall be made strictly in accordance with the policies, conventions, methodologies and procedures used by the Company in preparing its most recent audited Company Financial Statements to the extent consistent with GAAP) within thirty (30) days of such referral and upon reaching such determination shall deliver a copy of its calculations (the “Determination”) to the Equityholders Representative, Parent and the Escrow Agent and (C) the determination made by the Accounting Firm of Closing Debt, Closing Cash, Closing Net Working Capital Amount and Unpaid Company Transaction Expenses shall be final and binding on Parent, the Surviving Corporation, the Equityholders Representative and the Equityholders for all purposes of this Agreement, absent manifest error. In calculating Closing Debt, Closing Cash, Closing Net Working Capital Amount and Unpaid Company Transaction Expenses, (x) the Accounting Firm shall be limited to addressing any particular disputes referred to in the Dispute Notice and (y) each such amount shall be no greater than the higher corresponding amount calculated by the Equityholders Representative or Parent and no lower than the lower corresponding amount calculated by the Equityholders Representative or Parent. The Determination shall reflect in detail the differences, if any, between Closing Debt, Closing Cash, Closing Net Working Capital Amount and Unpaid Company Transaction Expenses reflected therein and Closing Debt, Closing Cash, Closing Net Working Capital

Amount and Unpaid Company Transaction Expenses set forth in the Closing Date Schedule and the Dispute Notice. The fees and expenses of the Accounting Firm shall be borne by Parent and the Equityholders Representative (on behalf of the Equityholders) equally.

(d)            Payment Upon Final Determination of Adjustments.

(i)            If the Estimated Initial Merger Consideration is greater than the Initial Merger Consideration, as finally determined in accordance with Section 2.7(c), then the Equityholders Representative and Parent shall promptly, and in any event within three (3) Business Days, send a joint written instruction to the Escrow Agent instructing the Escrow Agent to disburse funds in the amount of such deficiency to the Surviving Corporation (the “Shortfall Payment”), provided, that if the Shortfall Payment is in excess of $100,000, the Equityholders Representative shall either (x) cause the Equityholders to replenish the Shortfall Payment, with each such Equityholder responsible for such Equityholder’s Pro Rata Portion of the Shortfall Payment, or (y) make a distribution from the Reserve Fund to replenish the Shortfall Payment.

(ii)            If the Initial Merger Consideration, as finally determined in accordance with Section 2.7(c), is greater than the Estimated Initial Merger Consideration, then Parent shall, or shall cause the Surviving Corporation to, no later than three (3) Business Days after such determination, cause to be paid the amount of such discrepancy by wire transfer of immediately available funds to the Surviving Corporation (for payments in respect of Employee Options) and the Paying Agent (for all other payments to be added to the Payment Fund) for the benefit of, and to be distributed to, the Equityholders in accordance with Section 3.1 (the “Excess Payment”).

ARTICLE III.

EXCHANGE OF COMPANY CERTIFICATES

Section 3.1            Exchange of Company Certificates.

(a)            Payment.

(i)            Prior to the Effective Time, Parent shall appoint a bank or trust company designated by Parent and reasonably satisfactory to the Company (the “Paying Agent”) for the purpose of exchanging the Merger Consideration to be paid pursuant to Section 2.6 for the Vested Company Options (other than payments in respect of Employee Options), the Company Warrants, and the Company Certificates.

(ii)            At or promptly following the Effective Time (and in any event on the Closing Date), Parent shall deposit or shall cause to be deposited with the Paying Agent by wire transfer of immediately available funds, for the benefit of the holders of shares of Company Common Stock (other than Dissenting Shares), Vested Company Options (other than Employee Options) and the Company Warrants, in each case entitled to receive a portion of the Merger Consideration pursuant to Section 2.6, (v) the Estimated Initial Merger Consideration, less (x) the product of (A) the number of Dissenting Shares and (B) the Per Share Merger Consideration (determined based upon the Estimated Initial Merger Consideration and before giving effect to the adjustments provided for in Section 2.7), and less (y) the Employee Options Payment Amount (as defined below) (such cash, the “Payment Fund”); provided, however, that Parent shall promptly thereafter deposit with the Paying Agent by wire transfer of immediately available funds any amounts by which the Payment Fund increases due to any Dissenting Shares becoming non-Dissenting Shares in accordance with Section 3.1(g), for the benefit of the holders thereof. At the Effective Time, Parent shall deliver, or cause to be delivered, the Escrow Fund to the Escrow Agent and the Reserve Fund to the Equityholders Representative, in each case in accordance with

Section 3.3, and Section 3.4. Parent shall increase the amount of the Payment Fund from time to time by the amount of (A) any Excess Payment, or (B) any other amounts to be paid by or on behalf of Parent hereunder, in each case to the extent that the Paying Agent shall be utilized to facilitate payment of such amounts to the Equityholders, in which case Parent shall direct the Paying Agent to distribute such amounts to the Equityholders in accordance with this Agreement as promptly as practicable following the deposit of such amounts with the Paying Agent, but in no event later than ten (10) days after receipt of such amounts.

(iii)            At or promptly following the Effective Time, with respect to payments made in respect of Employee Options, Parent shall pay to the Surviving Corporation by means of a wire transfer of immediately available funds the portion of the Options Payment Amount to be paid in respect of Employee Options (the “Employee Options Payment Amount”), which amount Parent shall then cause to be paid with respect to such Employee Options by the Surviving Corporation through its payroll system at or as soon as reasonably practicable (but in no event later than ten (10) days) following the Closing, subject to any applicable withholding Taxes; provided that prior to such payment, each such Company Employee Optionholder delivers a general release of claims that inures to the benefit of the Surviving Corporation and its Affiliates (including Parent) and is satisfactory to Parent for the cancellation of such Employee Options (an “Option Cancellation Agreement”); provided, however, that notwithstanding anything to the contrary contained herein, the Equityholders shall have no liability under Section 9.2(a)(v) for any Damages resulting from or relating to a Company Employee Optionholder’s refusal to execute and deliver an Option Cancellation Agreement.

(b)            Exchange Procedures.

(i)            On Prior to the Closing Date, Company and Parent shall use commercially reasonable efforts to mail, or have Parent shall cause the Paying Agent to mail, to each Equityholder entitled to receive a portion of the Initial Merger Consideration pursuant to Section 2.6 (other than Equityholders who only hold Employee Options in their capacity as such) (x) a Letter of Transmittal in the form attached as Exhibit H (a “Letter of Transmittal”), and (y) instructions for effecting the surrender or cancellation of each Company Certificate, Vested Company Option or Company Warrant in exchange for the amount to be paid to such Equityholder pursuant to Section 2.6 in respect of such Company Certificate, Vested Company Option or Company Warrant. For purposes of this Agreement, “Letter of Transmittal” shall be deemed to include all such other documents as may be required to be delivered by an Equityholder pursuant to the instructions thereto and the parties agree that the Letter of Transmittal may be delivered in connection with the notice under Section 6.4(c) hereof.

(ii)            Following the Closing:

A.            (1) each holder of Company Common Stock (other than holders of Dissenting Shares) may deliver to the Paying Agent or Parent for cancellation such Equityholder’s Company Certificates, together with an executed and completed Letter of Transmittal covering the shares of Company Common Stock represented by such Company Certificates, in which case (2) subject to the other provisions of this Article III, Parent shall cause the Paying Agent to deliver, in the manner designated in the applicable Letters of Transmittal, the portion of the Merger Consideration then payable in respect of such shares of Company Common Stock pursuant to Section 2.6;

B.            (1) each Optionholder (other than Optionholders that only hold Employee Options) may deliver to the Paying Agent or Parent an executed and completed (x) Letter of Transmittal and (y) Option Cancellation Agreement, in

each case covering such Optionholder’s in-the-money Vested Company Options (together, the “Optionholder Deliverables”), in which case (2) subject to the other provisions of this Article III, Parent shall cause the Paying Agent to deliver, in the manner designated in the applicable Letters of Transmittal, the portion of the Merger Consideration then payable in respect of such Vested Company Options pursuant to Section 2.6; and

C.            (1) the Warrantholders may deliver to the Paying Agent or Parent an executed and completed (x) Letter of Transmittal and (y) consent agreement in the form attached as Exhibit I (the “Warrant Cancellation Agreement”), in each case covering such Warrantholder’s Company Warrants (together, the “Warrantholder Deliverables”), in which case (2) subject to the other provisions of this Article III, Parent shall cause the Paying Agent to deliver, in the manner designated in the applicable Letters of Transmittal, the portion of the Merger Consideration then payable in respect of such Company Warrant pursuant to Section 2.6.

(iii)            To the extent that any Equityholder has not delivered to the Paying Agent or Parent an executed and completed Letter of Transmittal, together with Company Certificates (in the case of Company Common Stock), executed and completed Optionholder Deliverables (in the case of Vested Company Options other than Employee Options), or executed and completed Warrantholder Deliverables (in the case of the Company Warrants), covering all of the shares of such Company Common Stock, Vested Company Options and/or Company Warrants, as applicable, held by such Equityholder as of the Closing in accordance with Section 3.1(a)(ii), then, upon surrender of (x) in the case of a holder of Company Common Stock, Company Certificates for cancellation and a completed and executed Letter of Transmittal covering the shares of Company Common Stock represented by such Company Certificates, (y) in the case of an Optionholder, completed and executed Optionholder Deliverables, and (z) in the case of a Warrantholder, completed and executed Warrantholder Deliverables, in each case to Parent or the Paying Agent, the Company Certificates, Vested Company Options and the Company Warrant so surrendered shall forthwith be canceled, and the holder of such Company Certificates, Vested Company Options or the Company Warrant, as applicable, shall be entitled to receive in exchange therefor, and Parent shall deliver or cause the Surviving Corporation or the Paying Agent to deliver, subject to the other provisions of this Article III and in the manner designated in the applicable Letters of Transmittal, the portion of the Merger Consideration then payable in respect of such shares of Company Common Stock formerly represented by such Company Certificate (and the Company Certificates so surrendered shall forthwith be canceled), Vested Company Options or the Company Warrant. Following the Paying Agent’s receipt of (A) an Excess Payment or (B) any other amounts to be paid by the Paying Agent to the Equityholders on behalf of Parent, Parent will in each case cause the Paying Agent to promptly pay to each Equityholder (other than with respect to Dissenting Shares or Employee Options) such consideration payable to each Equityholder pursuant to this Agreement, provided, however, that if any such amount is payable prior to receipt of surrendered Company Certificates (and a completed and executed Letter of Transmittal), or executed and completed Optionholder Deliverables or Warrantholder Deliverables, as the case may be, then payment of the portion thereof applicable to such unsurrendered Company Certificates, Vested Company Options or the Company Warrant, as the case may be, shall be made upon, and as promptly as practicable following, surrender and delivery thereof (together with the other applicable deliverables described in this proviso) in accordance with this Agreement. Until so surrendered as contemplated by this Section 3.1, each outstanding Company Certificate shall, subject to Section 3.1(g) be deemed from and after the Effective Time, for all corporate purposes, to evidence only the right to receive upon such surrender the Common Stock Payment payable in respect of such Company Certificate as set forth in Section 2.6. No interest will be paid or accrued on any Common Stock Payment, Option Consideration or Warrant Consideration,

except as otherwise expressly provided herein. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, the Common Stock Payment payable in respect of such shares of Company Common Stock may be issued to a transferee if the Company Certificate representing such shares of Company Common Stock is properly endorsed and presented to the Paying Agent, accompanied by any documents reasonably required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid.

(c)            Lost, Stolen or Destroyed Company Certificates. If any Company Certificate shall have been lost, stolen or destroyed, upon (i) the making of an affidavit of that fact by the Person claiming such Company Certificate to be lost, stolen or destroyed and (ii) the execution and delivery to the Paying Agent or Parent by such Person of an indemnity agreement in form and substance reasonably acceptable to the Paying Agent or Parent, as applicable, Parent shall, subject to Section 3.1(a) and Section 3.1(b), issue or cause the Paying Agent to issue, in exchange for such lost, stolen or destroyed Company Certificate, the amount of cash, without interest, that such Person would have been entitled to receive pursuant to Section 2.6 had such Person surrendered such lost, stolen or destroyed Company Certificate to the Surviving Corporation or the Paying Agent in accordance with Section 3.1(a) and Section 3.1(b) (and, for the avoidance of doubt, such Person shall have the right to receive the applicable portions of the amounts set forth in clauses (A) through (C) of Section 3.1(b)(iii) above).

(d)            No Liability. Notwithstanding anything to the contrary in this Section 3.1, neither the Company, Merger Sub, Parent nor the Surviving Corporation shall be liable to any Person for any amount properly paid to a public official pursuant to any abandoned property, escheat or similar Law.

(e)            Withholding. Parent, Merger Sub, the Surviving Corporation, the Company and the Paying Agent, and all of their affiliates, successors, and assigns, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock, Vested Company Options or the Company Warrant such amounts as Parent, Merger Sub, the Surviving Corporation, the Company and the Paying Agent, and any of their affiliates, successors, and assigns, as applicable, are required to deduct and withhold under the Code, or any provision of state, local or foreign Tax Law, with respect to the making of such payment. To the extent that amounts are so withheld by Parent, Merger Sub, the Surviving Corporation, the Company or the Paying Agent, and any of their affiliates, successors, and assigns, as applicable, and paid over to the applicable Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock, Vested Company Options or the Company Warrant in respect of whom such deduction and withholding was made by Parent, Merger Sub, the Surviving Corporation, the Company or the Paying Agent or any such affiliate, successor or assign.

(f)            Dissenting Shares. Notwithstanding anything to the contrary contained in this Agreement, to the extent that the provisions of Section 262 of the DGCL are or prior to the Effective Time may become applicable to the Merger, then any share of Company Common Stock that, as of the Effective Time, is or may carry appraisal rights under Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the Common Stock Payment, and the holder or holders of such share shall be entitled only to such rights as may be granted to such holder or holders in Section 262 of the DGCL; provided, however, that if the status of any such share as a share carrying appraisal rights shall not be perfected or shall be withdrawn, or if any such share shall lose its status as a share carrying appraisal rights, then, as of the later of the Effective Time or the time of the failure to perfect such status or the loss of such status, such share shall automatically be converted into and shall represent only the right to receive (upon the surrender of the certificate representing such share) the applicable Common Stock Payment in accordance with Section 2.6(b).

(g)            The Company shall give Parent (i) prompt notice (within one calendar day of receipt) of any written demand received by the Company prior to the Effective Time to require the Company to purchase shares of Company Common Stock pursuant to Section 262 of the DGCL and of any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL, and (ii) the opportunity to conduct all negotiations and proceedings with respect to any such demand, notice or instrument. Parent shall have authority and sole responsibility to make any payment with respect to any such demands or offer to settle or settle any such demands. For the avoidance of doubt, any payment or payments in respect of any Dissenting Shares in excess of the consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement or any other costs or expenses (including attorneys’ fees, costs and expenses in connection with any action or proceeding or in connection with any investigation) in respect of any Dissenting Shares (collectively, “Dissenting Share Excess Payments”), shall be paid by Parent without any right to recover from the Equityholders or the Escrow Fund.

Section 3.2            Escrow. At the Closing, Parent shall deliver the Escrow Amount to Wilmington Trust, NA (the “Escrow Agent”), to hold in accordance with the terms of an escrow agreement to be executed at the Closing by Parent, the Escrow Agent and the Equityholders Representative substantially in the form attached as Exhibit G (the “Escrow Agreement”). Within three (3) Business Days following the Escrow Expiration Date, each of Parent and the Equityholders Representative shall execute joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse to the Surviving Corporation or the Paying Agent for further distribution to the Equityholders in respect of the Company Common Stock (other than with respect to Dissenting Shares), the Company Warrants and Vested Company Options in accordance with Section 2.6 and Article III, the balance of the Escrow Fund, together with any earnings thereon pursuant to the Escrow Agreement (if any), less the sum of the aggregate amount of all claims for indemnification asserted in writing and in good faith by Parent prior to the Escrow Expiration Date pursuant to and in accordance with Article IX hereof and the Escrow Agreement, to the extent not paid or satisfied prior to the Escrow Expiration Date.

Section 3.3            Reserve Fund. At the Closing, Parent shall deliver the sum of $500,000 (the “Reserve Fund”) to the Equityholders Representative, in its capacity as such, for the payment of expenses incurred by the Equityholders Representative in performing its duties pursuant to this Agreement in accordance with Section 10.1. The Equityholders Representative is not providing any investment supervision, recommendations or advice and shall have no responsibility or liability for any loss of principal of the Reserve Fund other than as a result of its gross negligence or willful misconduct. The Equityholders Representative is not acting as a withholding agent or in any similar capacity in connection with the Reserve Fund, and has no tax reporting or income distribution obligations. The Equityholders will not receive any interest on the Reserve Fund and assign to the Equityholders Representative any such interest. The Equityholders Representative may contribute funds to the Reserve Fund from any consideration otherwise distributable to the Equityholders. The release to the Equityholders (other than with respect to Dissenting Shares) of any remaining portion of the Reserve Fund shall be made in accordance with Section 10.1.

Section 3.4            No Further Ownership Rights in Shares of Company Common Stock; Closing of Company Transfer Books. At and after the Effective Time, each holder of Company Common Stock shall cease to have any rights as a stockholder of the Company, except for, in the case of a holder of Company Common Stock (other than shares to be canceled pursuant to Section 3.1 or Dissenting Shares), the right to surrender his, her or its Company Certificate in exchange for the Common Stock Payment or, in the case of a holder of Dissenting Shares, to perfect his, her or its right to receive payment for his or her shares of Company Common Stock pursuant to the DGCL, and no transfer of shares of Company Common Stock shall be made on the stock transfer books of the Surviving Corporation. At the Effective Time, the stock transfer books of the Company shall be closed, and no transfer of shares of Company

Common Stock shall thereafter be made. If, after the Effective Time, Company Certificates are presented to Parent, the Surviving Corporation or the Paying Agent, they shall be canceled and exchanged as provided for in this Agreement.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Contemporaneously with the execution and delivery of this Agreement by the Company to Parent and Merger Sub, the Company shall deliver to Parent and Merger Sub a confidential disclosure schedule (the “Company Disclosure Schedule”). Subject to the exceptions and qualifications set forth in the Company Disclosure Schedule, the Company hereby represents and warrants to Parent and Merger Sub, as of the date hereof, as follows:

Section 4.1            Corporate Status. The Company (a) is duly incorporated, validly existing and in good standing under the Laws of the state of Delaware, (b) has all requisite corporate power and authority to carry on its Business and (c) is duly qualified to do business and is in good standing in each of the jurisdictions in which the ownership, operation or leasing of its properties and assets and the conduct of its Business requires it to be so qualified, licensed or authorized, except for those jurisdictions where the failure to be so qualified, licensed or authorized would not have a material impact on the Company. True and complete copies of (a) the Organizational Documents of the Company, each as amended and in effect as of the date of this Agreement, (b) the stock records of the Company and (c) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of the Company, the Company Board of Directors and all committees thereof have been made available to Parent. There has not been any violation of any of the provisions of the Organizational Documents of the Company, and the Company has not taken any action that is inconsistent in any material respect with any resolution adopted by the stockholders of the Company, the Company Board of Directors or any committees thereof.

Section 4.2            Authority and Enforceability.

(a)            The Company has all necessary corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder, and the consummation by the Company of the transactions contemplated by this Agreement, have been duly authorized by the board of directors of the Company (the “Company Board of Directors”), and no other corporate action on the part of the Company is necessary to authorize the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder or the consummation by the Company of the transactions contemplated by this Agreement, other than the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and (assuming due authorization, execution and delivery by the other Parties to this Agreement) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by or subject to (a) bankruptcy, insolvency, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally or (b) the effect of rules of Law and general principles of equity, including those governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at Law) (the “Enforceability Exceptions”).

(b)            At a meeting duly called and held or by written consent in lieu thereof, the Company Board of Directors has (i) unanimously determined that this Agreement and the transactions contemplated hereby are fair to, advisable and in the best interests of the Company’s stockholders, (ii)

unanimously approved and adopted this Agreement and the transactions contemplated hereby and (iii) unanimously resolved (subject to Section 6.4) to recommend adoption of this Agreement and approval of the Merger and the other transactions contemplated hereby by the Company’s stockholders (such recommendation, the “Company Board Recommendation”).

Section 4.3            No Conflict; Government Authorizations.

(a)            The execution and delivery of this Agreement, the performance by the Company of its obligations hereunder and the Ancillary Documents to which the Company is or will be a party, and the consummation by the Company of the transactions contemplated by this Agreement or the Ancillary Documents to which the Company is or will be a party, does not and will not (i) conflict with, or result in any violation of the Company’s Organizational Documents; (ii) subject to the matters described in Section 4.3(b), conflict with or result in a violation of any material Permit or Law applicable to the Company or its assets; or (iii) except as set forth on Section 4.3(a) of the Company Disclosure Schedule, result in a material breach of, or constitute a material default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give rise to any rights of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or result in the creation of any Encumbrance (not including Permitted Encumbrances) upon any of the rights or assets of the Company pursuant to, any Company Material Contract.

(b)            No consent of, or registration, declaration, notice or filing with, any Governmental Authority is required to be obtained or made by the Company in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents to which the Company is or will be a party or the consummation of the transactions contemplated hereby or thereby, other than the filing of the Certificate of Merger or other documents with the Secretary of State of the State of Delaware.

Section 4.4            Capitalization.

(a)            As of November 1, 2019, the authorized capital stock of the Company consists of (i) 60,000,000 shares of Company Common Stock, of which 34,093,419 shares are issued and outstanding, and (ii) 10,000,000 shares of preferred stock, none of which are issued and outstanding. All issued and outstanding shares of Company Common Stock have been, and all shares of Company Common Stock that may be issued pursuant to the Company Plan or the Company Warrants will, when issued, be (i) duly authorized, validly issued, fully paid, and are nonassessable and free and clear of any and all Encumbrances, (ii) except as set forth on Section 4.4(a)(ii) of the Company Disclosure Schedule, free and clear of any covenant, condition, restriction, voting trust arrangement or adverse claim of any kind, and (iii) have been issued in compliance with all applicable federal and state securities Laws. There are no outstanding options, warrants or other rights to acquire Company Common Stock, other than (x) Company Options representing in the aggregate the right to purchase 3,433,313 shares of Company Common Stock under the Company Plan, (y) the Company Warrants representing in the aggregate the right to purchase 1,780,812 shares of Company Common Stock, and (z) the Convertible Notes representing in the aggregate the right to purchase approximately 6,163,017 shares of Company Common Stock; provided, however, it is understood and agreed that all of the Convertible Notes held by Stephen N. Malik will either be cancelled prior to conversion in connection with the Excluded Assets Transfer or paid off at or prior to Closing without conversion and the Convertible Note held by Allan N. Haseley will be converted into approximately 949,850 shares of Company Common Stock immediately prior to the Effective Time. No shares of the Company Common Stock (1) are subject to preemptive rights or rights of first refusal or (2) were issued in violation of any preemptive, subscription or other similar rights under any provision of applicable Law, the Company’s Organizational Documents or any Company Contract.

(b)            Section 4.4(b) of the Company Disclosure Schedule sets forth for each outstanding Company Option as of the date hereof, the name of the holder of such Company Option, an indication of whether or not such holder is a Company Employee Optionholder, the date of grant of such Company Option, the number or amount of securities as to which such Company Option is exercisable, the vesting schedule of such Company Option and the exercise price of such Company Option. In addition, Section 4.4(b) of the Company Disclosure Schedule sets forth a true and complete list, as applicable, of (i) the name of the holder of each award of unvested Company Common Stock, (ii) the number of shares of Company Common Stock subject to such award, (iii) the date of grant, (iv) the vesting schedule of such award and (v) whether a timely election was filed with respect to the award pursuant to Section 83(b) of the Code. No Company Option (i) has an exercise price that is less than the fair market value of a share of Company Common Stock as of the date such Company Option was granted as determined in a manner not inconsistent with Section 409A of the Code, (ii) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such Company Option (all within the meaning of Section 409A of the Code and the Treasury Regulations thereunder), or (iii) has been granted with respect to any class of stock of the Company that is not “service recipient stock” (within the meaning of Section 409A of the Code and the Treasury Regulations thereunder).

(c)            The Company does not own, directly or indirectly, any equity or other similar interest, or any right (contingent or otherwise) to acquire any such interest, in any other Person or in any joint venture.

(d)            Except as otherwise set forth in this Section 4.4, there are no securities, options, warrants, restricted stock, stock appreciation rights, restricted stock units, phantom stock, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities or securities convertible into, or linked to or exchangeable for equity interests or voting securities of the Company or any of its Subsidiaries or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Except as set forth in the Company’s Organizational Documents there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company. There are no bonds, debentures, notes or other Debt of the Company having the right to vote (or, except for the Convertible Notes, convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of the Company’s voting securities or interests may vote.

Section 4.5            Financial Statements; Undisclosed Liabilities.

(a)            The Company has made available to Parent copies of (i) the audited financial statements of the Company (including the balance sheet and the related statements of operations, stockholders’ deficit and cash flows) as of and for the years ended December 31, 2018, December 31, 2017 and December 31, 2016, and (iii) the unaudited financial statements of the Company as of and for the nine (9) months ended September 30, 2019 (the “Balance Sheet Date”) (collectively, the “Company Financial Statements”). The Company Financial Statements (x) (including in each case, the notes thereto, if any) present fairly, in all material respects, the financial position and results of operations and cash flows of the Company as of the dates thereof and for the periods covered thereby, and (y) have been prepared in accordance with GAAP, consistently applied, subject, in the case of the unaudited Company Financial Statements, to normal year-end adjustments (none of which individually or in the aggregate will be material in amount) and the absence of footnotes. The Company Financial Statements have been prepared from books and records maintained by the Company.

(b)            The Company maintains a standard system of accounting established and administered in accordance with GAAP. Since December 31, 2018, there has been no material change in any accounting controls, policies, principles, methods or practices, including any change with respect to reserves (whether for bad debts, contingent liabilities or otherwise), of the Company.

(c)            The Company does not have any Liabilities except for (i) Liabilities which are adequately reflected or provided for on or disclosed on the face of the most recent balance sheet included in the Company Financial Statements or disclosed in the notes thereto, (ii) current Liabilities incurred in the ordinary course of business since the Balance Sheet Date, (iii) obligations to be performed under the executory portion of any Contracts (other than obligations due to breaches or non-performance under such Contracts), (iv) Liabilities incurred under this Agreement or in connection with the transactions contemplated hereby, or (v) Liabilities set forth on Section 4.5(c)(v) of the Company Disclosure Schedule.

Section 4.6            Absence of Certain Changes. Except as contemplated by this Agreement, between December 31, 2018 and the date of this Agreement, there has not been, occurred or arisen:

(a)            any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, any Material Adverse Effect; or

(b)            except as set forth on Section 4.6(b) of the Company Disclosure Schedule, any action, change or event that would have been a violation of Section 6.1 if taken or occurring after the date hereof.

Section 4.7            Taxes.

(a)            (i) The Company has timely filed with the appropriate Governmental Authority all income and other material Tax Returns required to be filed by it through the date hereof (taking into account all applicable valid extensions); (ii) all such Tax Returns are complete and accurate in all material respects, and (iii) all material Taxes payable by the Company (whether or not shown as payable on any Company Tax Returns) have been paid, and there are no Encumbrances with respect to Taxes upon any of the assets or properties of the Company, other than Permitted Encumbrances.

(b)            The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(c)            There are no Tax Proceedings by any Governmental Authority in progress involving the Company. The Company has not received a written notice from any Governmental Authority of any Tax Proceeding that is pending, threatened or contemplated, or, to the Company’s Knowledge, is any Governmental Authority currently threatening or contemplating any such Tax Proceedings.

(d)            The Company has received no written, or other than in writing to the Company’s Knowledge, claim, proposal or assessment of any deficiency for Taxes with respect to the Company from any Governmental Authority, which deficiency has not yet been settled. The Company has not agreed to any waiver or extension of the statutory period of limitations with respect to a Tax assessment or deficiency, nor has any request been made in writing for any such waiver or extension. The Company has not been informed in writing, or other than in writing to the Company’s Knowledge, by any

Governmental Authority that such Governmental Authority believes that the Company was required or may be required to file any Tax Return that was not filed.

(e)            The Company is not party to, is not bound by, and has no obligation under, any Tax sharing, Tax allocation or Tax indemnity agreement or similar Contract or arrangement, except for customary gross-up or indemnification provisions in credit agreements, derivatives, leases or similar commercial agreements entered into in the ordinary course of business.

(f)            The Company does not have any Liability for the Taxes of any other Person (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), (ii) as a transferee or successor, or (iii) otherwise by operation of Law.

(g)            The Company has not participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4.

(h)            The Company has not been a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

(i)            The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date made prior to the Effective Time, (ii) “closing agreement” as described in Section 7121 of the Code (or comparable provision of state, local or foreign Tax Law) executed prior to the Effective Time, (iii) installment sale or open transaction disposition made prior to the Effective Time, (iv) intercompany transaction entered into or excess loss account created described in Section 1502 of the Code and the Treasury Regulations thereunder (or any corresponding or similar provision of state, local or non-U.S. Law) prior to the Effective Time, (v) prepaid amount or advance payment received prior to the Effective Time, or (vi) election under Section 108(i) of the Code made prior to the Effective Time.

(j)            The Company has not been either a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed by Section 355 of the Code in the two-year period ending on the date of this Agreement.

(k)            No compensation has been or would reasonably be expected to be includable in the gross income of any Service Provider of the Company or any of its Subsidiaries prior to the payment thereof as a result of the operation of Section 409A of the Code. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise) will result in any “parachute payment” under Section 280G of the Code (or any corresponding provision of state, local, or foreign Tax Law) that is subject to deduction limitations or excise taxes as a result of the operation of Section 280G of the Code.

(l)            The Company is not a party to any joint venture, partnership or other arrangement or Contract which is classified as a partnership for Tax purposes.

Section 4.8            Legal Proceedings; Governmental Orders. There are and, since January 1, 2018, have been no Actions pending by or against or, to the Knowledge of the Company, threatened against, the Company or any executive officer or director of the Company in his or her capacity as such, and the Company is not, and since January 1, 2018, has not been, subject to any Governmental Order that restricts the activities of the Business. To the Knowledge of the Company, except as set forth on Section 4.8 of the Company Disclosure Schedule, no event has occurred, and no claim, dispute or other condition or circumstance exists, that would reasonably be expected to give rise to or serve as a basis for the commencement of any such Action. There is no Action pending by the Company or which the Company intends to initiate against any other Person.

Section 4.9            Compliance with Laws; Permits; Filings.

(a)            The Company is, and since January 1, 2018, has been in material compliance with, and has conducted its Business, in all material respects, in compliance with, all applicable Laws. Since January 1, 2018, the Company has not received any written notice from any Governmental Authority to the effect that the Company is not in compliance with any applicable Law.

(b)            Except as would not be reasonably expected to have a material impact on the Company, the Company holds, and is operating in compliance with, all Permits that are necessary for the conduct of its Business as presently conducted and as currently proposed to be conducted by the Company. Section 4.9(b) of the Company Disclosure Schedule sets forth a true and complete list of all such Permits. All such Permits are, and since January 1, 2018, have been, valid, and in full force and effect, the Company is not and, since January 1, 2018, has not been in material violation or default of any Permit held by it and the Company has not received any written notification from any Governmental Authority that it intends to or is threatening to revoke, suspend, modify or limit any Permit. The Company has fulfilled and performed all of its obligations with respect to the Permits, and, to the Knowledge of the Company, no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other material impairment of the rights of the holder of any Permit.

Section 4.10            Environmental Matters.

(a)            To the Knowledge of the Company, the Company complies, and has complied, with all applicable Environmental Laws in all material respects.

(b)            To the Knowledge of the Company, there is not now and has not been any Hazardous Materials used, generated, treated, stored, transported, disposed of, or released by the Company from any real property leased or owned by the Company and used in the Business except in full compliance with all applicable Environmental Laws.

(c)            The Company has not received any written notice of alleged, actual or potential responsibility for, or any inquiry or investigation regarding, any release or threatened release of Hazardous Materials by the Company or the Company’s alleged violation of, or non-compliance with, any Environmental Law.

(d)            To the Knowledge of the Company, there are no Liabilities of the Company arising under or relating to any Environmental Law or any Hazardous Materials and, to the Knowledge of the Company, there is no condition, situation or set of circumstances that could reasonably be expected to result in or be the basis for any such Liability.

(e)            There has been no environmental investigation, study, audit, test, review or other analysis conducted of which the Company has Knowledge in relation to the Business of the Company or any property or facility now or previously owned or leased by the Company that has not been delivered to Parent.

(f)            For purposes of this Section 4.10, the term “Company” shall include any entity that is, in whole or in part, a predecessor of the Company; provided, however, that the Company’s former parent company, Intuit Inc., shall not be deemed to be such a predecessor.

Section 4.11            Employee Matters and Benefit Plans.

(a)            Section 4.11(a) of the Company Disclosure Schedule sets forth a true and complete list of each material Company Benefit Plan. Each Company Benefit Plan complies in form and in operation, and has been administered in accordance with, its terms and the applicable requirements of ERISA, the Code and other applicable Law, in each case, in all material respects. Other than routine claims for benefits, appeals of such claims and domestic relations order proceedings, there is no material action, suit, complaint, charge, litigation, audit, investigation or proceeding, whether administrative, civil or criminal, in Law or in equity, or before any Governmental Authority or arbitrator (each, a “Proceeding”) pending or, to the Knowledge of the Company, threatened against or with respect to a Company Benefit Plan and, to the Knowledge of the Company, there is no fact or circumstance that would give rise to any such Proceeding.

(b)            With respect to each material Company Benefit Plan, the Company has made available to Parent true and complete copies, as applicable, of: (i) each such Company Benefit Plan, including all amendments thereto and the most recent summary plan description and summary of material modifications, (ii) the most recent determination, opinion or advisory letter, if any, issued by the Internal Revenue Service and each currently pending request for such a letter with respect to any Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code, (iii) the most recent annual report (Form 5500 series) filed with the Internal Revenue Service, (iv) any related trust or funding agreements, and (v) all material filings, records and notices, in each case, concerning audits or investigations by any Governmental Authority.

(c)            Each Company Benefit Plan that is intended to qualify under Section 401(a) of the Code either (i) has received a favorable determination letter from the Internal Revenue Service as to its qualified status or (ii) may rely upon an opinion or advisory letter from the Internal Revenue Service. To the Knowledge of the Company, no fact or event has occurred that could reasonably be expected to cause the loss of such qualified status.

(d)            No Company Benefit Plan is, and neither the Company nor any of its ERISA Affiliates has within the past six (6) years sponsored, maintained, participated in, contributed to, or had any obligation (contingent or otherwise) with respect to any (i) Multiemployer Plan (as such term is defined in Section 3(37) of ERISA), (ii) other pension plan subject to Title IV or Part 3 of Title I of ERISA or Section 412 of the Code, (iii) “multiple employer plan” (within the meaning of Section 413(c) of the Code), or (iv) multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA). No Company Benefit Plan provides any obligation to provide any of the following retiree or post-employment benefits to any Person: medical, accident, disability, life insurance, death or welfare benefits, except as required by the applicable requirements of Section 4980B of the Code or any similar state Law.

(e)            With respect to each Company Benefit Plan: (i) no material breaches of fiduciary duty or other failures to act or comply in connection with the administration or investment of the assets of such Company Benefit Plan have occurred, (ii) no liens, claims, charges, pledges, security interests, Encumbrances or other restrictions and limitations of any kind (collectively, “Liens”) have been imposed under the Code, ERISA or any other applicable Law, and (iii) there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code), that would, in each case, reasonably be expected to result in material liability to the Company or its Subsidiaries.

(f)            Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise) will (i) entitle any current or former Service Provider of the Company or any of its Subsidiaries to any payment; (ii) increase the amount of compensation or benefits due to any such Service Provider or any such group of Service Providers; or (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit. There is no Contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party which requires the Company or such Subsidiary to pay a Tax gross-up or reimbursement payment to any Person, including without limitation, with respect to any Tax-related payments under Section 409A of the Code or Section 280G of the Code.

(g)            All payments, benefits, contributions (including all employer contributions and employee salary reduction contributions) and premiums related to each Company Benefit Plan, including all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of any employees or other Service Providers, have, in all material respects, been timely paid or made in full or, to the extent not yet due, properly accrued on the balance sheet in accordance with the terms of the Company Benefit Plan and all applicable Laws.

(h)            Each of the Company and its ERISA Affiliates and, to the Knowledge of the Company, each professional employer organization (“PEO”) is, and during all relevant times has been, in compliance in all material respects with the applicable requirements of (i) Section 4980B of the Code and any similar state Law, (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the Laws (including the proposed regulations) thereunder and (iii) the Patient Protection and Affordable Care Act of 2010, and all rules and official guidance promulgated thereunder, and, to the Knowledge of the Company, no circumstance exists or event has occurred, which reasonably could be expected to result in a material violation of, or material penalty or liability under, any of the foregoing. The obligations of all Company Benefit Plans that provide health, welfare or similar insurance are fully insured by bona fide third-party insurers; provided that, with respect to each such PEO, this Section 4.11(h) shall be limited to the Knowledge of the Company with respect to such PEO’s compliance with respect to employees or former employees of the Company and the Company Benefit Plans (or portion of each Company Benefit Plan) in which the Company or its employees participate, or that have been co-adopted by the Company, or with respect to which the Company may have any liability.

(i)            The Company has not sponsored, maintained, contributed to, or has been required to sponsor, maintain, participate in or contribute to, any employee benefit plan, program, or other arrangement providing compensation or benefits to any employee or former employee (or any dependent thereof) which is subject to the Laws of any jurisdiction outside of the United States.

Section 4.12            Labor.

(a)            Within the three (3) years preceding the date of this Agreement (i) the Company has not experienced any strike, work stoppage, lockout, or other material labor dispute, and, to the Knowledge of the Company, no such strike, work stoppage, lockout or other material labor dispute is currently threatened; (ii) the Company has not experienced any material grievance, claim of unfair labor practices, or other collective bargaining dispute; and (iii) to the Knowledge of the Company, no union organizing activity has been made or threatened by or on behalf of any labor organization, works council, or trade association with respect to employees of the Company. The Company is not and has not, at any time, been bound by any collective bargaining or similar agreement, and, to the Knowledge of the Company, there are no organizational campaigns, petitions, or other unionization activities seeking to authorize representation of any Company Employee.

(b)            The Company has not implemented any employee layoffs in the three (3) years preceding the date of this Agreement that would be reasonably likely to implicate the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar Law (collectively, the “WARN Act”).

(c)            There are no Proceedings against the Company pending, or to the Company’s Knowledge, threatened to be brought or filed, before any Governmental Authority in connection with the employment of any current or former employee, including any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, with respect to payment of wages, salary or overtime pay or any other similar employment related matter arising under applicable employment Laws.

(d)            The Company is, and has been for the three (3) years preceding the date of this Agreement, in compliance in all material respects with all applicable Laws relating to employment and employment practices, workers’ compensation, terms and conditions of employment, worker classification, wages and hours, discrimination, immigration, collective bargaining, and the WARN Act. The Company has properly classified its Service Providers as “employees” or “independent contractors” and as “exempt” or “non-exempt” for all purposes and has properly reported all compensation paid to such Service Providers for all purposes.

Section 4.13            Intellectual Property.

(a)            Section 4.13(a) of the Company Disclosure Schedule sets forth a true and complete list of all Company Intellectual Property that is both (i) owned by the Company or exclusively licensed to the Company and (ii) has been registered, issued, or otherwise granted by, or for which an application for registration, issue, or grant is pending with, a Governmental Authority.

(b)            To the Knowledge of the Company, (i) the conduct of the Business of the Company as currently conducted and as currently proposed to be conducted by the Company pursuant to any R&D roadmap or similar written materials authored or approved by the Company’s Board of Directors or a senior executive of the Company with responsibility for the Company’s strategic initiatives does not infringe upon, misappropriate, violate or otherwise constitute the unauthorized use of, the Intellectual Property rights of any Person; and (ii) no claim is pending or threatened in writing or orally against the Company alleging any of the foregoing, and there are no facts or circumstances that would reasonably be likely to provide a basis for any such claim; and (iii) the Company owns or has valid rights to use any Intellectual Property used by the Company in the conduct of the Business of the Company as currently conducted. All Company Intellectual Property is either (x) owned by, or subject to an obligation of assignment to, the Company, free and clear of all Encumbrances (other than Permitted Encumbrances) or other exceptions to title that restrict use by the Company of its Intellectual Property in any way or require the Company to make any payment or give anything of value as a condition to use in any way of such Intellectual Property, or (y) licensed to the Company free and clear of all Encumbrances (other than Permitted Encumbrances).

(c)            None of the Patents included in the Company Intellectual Property is the subject of any litigation, reissue, interference, inter partes review, post grant review, reexamination, or opposition proceeding, and to the Company’s Knowledge, there has been no written threat that any such proceeding will hereafter be commenced. To the Company’s Knowledge, such Patents (excluding patent applications) (i) are valid and enforceable, (ii) have not been adjudged invalid or unenforceable in whole or in part, (iii) are not undergoing cancellation, inter partes review, post grant review, re-examination, termination or withdrawal proceedings and (iv) have been obtained in accordance with all applicable rules and regulations governing the prosecution of applications for such Patent. To the Company’s Knowledge, there are no Patents of any third party known to be dominating, interfering or potentially dominating or interfering, with the Patents included in the Company Intellectual Property or that could be asserted by a Person to exclude or prevent the Company from practicing the Patents included in the Company Intellectual Property to conduct the Business of the Company as currently conducted by the Company. To the Company’s Knowledge, no third party has interfered with any Patent included in the Company Intellectual Property.

(d)            All Patents and registered Trademarks included in the Company Intellectual Property that are owned by Company or exclusively licensed to Company have been filed, prosecuted and maintained in good faith and in a commercially reasonable manner and in compliance with applicable Law. To the Company’s Knowledge, all Company Intellectual Property (other than pending Patent applications, pending Trademark applications and unregistered Trademarks) is valid and enforceable and in full force and effect as of the date hereof, and has not lapsed, been abandoned, been disclaimed, been cancelled or been forfeited, in whole or in part, and, to the Company’s Knowledge, the appropriate information disclosure statements have been filed with the United States Patent and Trademark Office in a timely manner, and, to the Company’s Knowledge, there are no facts or circumstances that would reasonably be likely to provide a basis for abandonment, invalidity, cancellation, forfeiture, or unenforceability. Neither the Company nor, to the Company’s Knowledge, any of its representatives engaged in prosecuting such Company Intellectual Property has engaged in any Fraud, or violation of 37 C.F.R. §1.56, with regard to the prosecution or procurement of the Patents included in the Company Intellectual Property that are owned by Company.

(e)            Since January 1, 2018, there have not been any, nor are there any Actions pending, or, to the Company’s Knowledge, threatened in writing or verbally, against the Company challenging the ownership or seeking to deny or restrict the use by the Company of the Company Intellectual Property.

(f)            All application fees, maintenance fees, annuity fees, renewal fees or other similar payments to any Governmental Authority for each jurisdiction in which each Patent, Patent application, registered Trademark, Trademark registration application, Copyright, Copyright registration application, domain name or domain name application, whether issued or pending, that is owned by Company and included within the Company Intellectual Property has issued or is pending have been timely paid and all documents and certificates necessary to maintain such issuance or pendency have been filed with the relevant Governmental Authority.

(g)            To the Knowledge of the Company, (i) no third party is engaging in any activity that infringes, dilutes, violates or misappropriates the Company Intellectual Property; and (ii) no such claims or assertions have been made in writing against a third party by or on behalf of the Company or by or on behalf of the owner or licensor of any such Intellectual Property exclusively licensed to the Company.

(h)            The Company has used commercially reasonable efforts to maintain, protect, and preserve the security, confidentiality, value and ownership of all material confidential Know-How included in the Company Intellectual Property, including by requiring employees and consultants of Company, and any other Person, that the Company has provided access to such confidential Know-How to execute a reasonably customary confidentiality agreement. To the Knowledge of the Company, no such current or former employees or consultants, and no such other Person, is in violation in any material respect of any such confidentiality agreements with respect to such confidential Know-How.

(i)            The Company has not (i) transferred to a third party ownership of, (ii) granted to a third party any exclusive license of or exclusive right to use or option to obtain an exclusive license or exclusive right to use, or (iii) authorized the retention of any exclusive rights to use Company Intellectual Property.

(j)            All past and present employees, officers, consultants and independent contractors of the Company with access to the Company’s confidential information with respect to its Business as currently conducted were or are parties to written agreements under which each such Person is obligated to maintain the confidentiality of confidential information of the Company. All past and present employees, officers, consultants and independent contractors of the Company who are, or have been, involved in the creation or development of any material items of Company Intellectual Property have executed written agreements pursuant to which such Persons have assigned to the Company all their rights in and to all Intellectual Property arising out of or relating to such Person’s activities with respect to the Company’s Business. To the Knowledge of the Company, no such officers, employees, consultants and independent contractors of the Company are in violation of such agreements.

(k)            The Company has not entered into any Contract in which the Company has (i) granted any Person the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, any of the Company Intellectual Property, (ii) expressly agreed to indemnify any Person against any charge of infringement of any of the Company Intellectual Property, or (iii) granted any Person the right to control the prosecution of any of the Company Intellectual Property, in each case except as set forth in Section 4.13(k) of the Company Disclosure Schedule. The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated by this Agreement (alone or in combination with any other event) and the compliance with the provisions of this Agreement do not and will not conflict with, alter, or impair, any of the rights of the Company in any of the Company Intellectual Property, or the validity, enforceability, use, right to use, ownership, priority, duration, scope or effectiveness of any of the Company Intellectual Property, and will not result in the granting of any license, sublicense or other rights in or to any of the Company Intellectual Property to any third party (except to the extent otherwise set forth in the Transition Services Agreement).

(l)            Except as set forth on Section 4.13(l) of the Company Disclosure Schedule, there are no agreements, arrangements or understandings (including any licenses, options, settlement agreements, coexistence agreements, consent agreements, assignments, or security interests), in each case, whether written or oral, pursuant to which the Company is obligated to make payments or provide other consideration (in any form, including royalties, profit-share revenue, milestones, sublicense revenue and other contingent payments) to third parties for use of any Intellectual Property, and all money currently due and payable in connection with such agreements, arrangements and understandings have been satisfied in a timely manner. Section 4.13(l) of the Company Disclosure Schedule sets forth a list and description of any payments or other consideration (in any form, including royalties, profit-share revenue, milestones, sublicense revenue and other contingent payments) required to be made by the Company to any third party for use of any Intellectual Property pursuant to the terms of any agreements, arrangements and understandings set forth in Section 4.13(l) of the Company Disclosure Schedule.

(m)            No Governmental Authority has any right to (including any “step-in” or “march-in” rights with respect to), ownership of, or right to royalties or other payments for, or to impose any requirement on the manufacture or commercialization of any product incorporating, any Company Intellectual Property owned by or exclusively licensed to the Company. Without limiting the generality of the foregoing, no invention claimed or covered by any Patent right within such Company Intellectual Property (i) was conceived or reduced to practice in connection with any research activities funded, in whole or in part, by the federal government of the United States or any agency thereof, (ii) is a “subject invention” as that term is described in 35 U.S.C. Section 201(e) or (iii) is otherwise subject to the provisions of the Bayh-Dole Act or any similar Law of any other jurisdiction, including with respect to any Patent rights that are part of the Company Intellectual Property owned by the Company. No funding, facilities, or personnel of any educational or research institution were used, directly or indirectly, to develop or create in whole or in part, any of the Company Intellectual Property owned by or, to the Knowledge of the Company, exclusively licensed to the Company, and no educational institution has any right to, or right to royalties for, or to impose any requirement on the manufacture or commercialization of any product incorporating, any Company Intellectual Property that is, or is purportedly, owned by the Company.

(n)            As of the date of this Agreement, to the Company’s Knowledge, except as set forth on Section 4.13(n) of the Company Disclosure Schedule, none of the Company Software that Company currently licenses to its customers contains any problem, defect, deficiency, bug or error that (A) materially and adversely affects the use, functionality, or performance of such Company Software or any product or system containing or used in conjunction with such Company Software, (B) prevents or reasonably might prevent such Company Software from operating substantially as described in any applicable documentation, specification, warranty or other contractual commitment relating to the use, functionality, or performance of such Company Software or any product or system containing or used in conjunction with such Company Software or (C) prevents or reasonably might prevent the Company from conducting its business as presently conducted or as proposed or contemplated by the Company to be conducted. To the Knowledge of the Company, no Company Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “spyware” or “adware” (as such terms are commonly understood in the software industry) or any other code, designed or intended to have, or that does perform or facilitate any of the following functions: (1) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed, or (2) compromising the privacy or data security of a user, or damaging or destroying any data or file without the user’s consent (collectively, “Malicious Code”). The Company implements reasonable measures designed to prevent the introduction of Malicious Code into Company Software, including firewall protections and regular virus scans.

(o)            Except as set forth on Section 4.13(o) of the Company Disclosure Schedule, the Company has not embedded with or included in any of its products distributed to any third party, or in any product in development, any software, libraries, source code, or other component subject to open source, copyleft, or community source code licenses (by way of illustration and not limitation, the GNU General Public License, Lesser GNU Public License, or Mozilla Public License) or that is otherwise subject to any requirement that such materials be distributable or otherwise made available to recipients of such products distributed by the Company or that would directly or indirectly (i) create, or purport to create, obligations on the Company with respect to use or distribution by the Company of any software that incorporates, is combined with, or is derived from the Company Intellectual Property, (ii) grant, purport to grant, or require the Company to grant to any third party any rights or immunities under the Company Intellectual Property or proprietary rights in any software that incorporates, is combined with, or is derived from the Company Intellectual Property, and/or (iii) require as a condition of its use, modification, and/or distribution, that any software incorporated into, derived from, or distributed with the Company Intellectual Property must be disclosed or distributed in any form.

(p)            Schedule 4.13(p) of the Company Disclosure Schedule sets forth each location where the source code for the Company Software exists presently. Except as set forth on Schedule 4.13(p) of the Company Disclosure Schedule, to the Knowledge of the Company, no source code for any Company Software has been delivered, licensed, or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of Company. Except as set forth on Schedule 4.13(p) of the Company Disclosure Schedule, Company is not under any duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available the source code for any Company Software to any escrow agent or other Person. To the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license, or disclosure of any source code for any Company Software to any other Person who is not, as of the date of this Agreement, an employee of Company.

Section 4.14            Material Contracts.

(a)            Section 4.14(a) of the Company Disclosure Schedule lists each of the following Contracts (other than the Company Benefit Plans) that is currently in effect to which the Company is a party or by which it is bound as of the date of this Agreement (each, together with the Company Benefit Plans, a “Company Material Contract” and collectively, the “Company Material Contracts”):

(i)            any indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other evidence of Debt or agreement providing for Debt;

(ii)            any Contract containing a covenant not to compete restricting the ability of the Company to compete in any line of business or in geographic area or during any period of time;

(iii)            any Contract which creates a partnership or joint venture or similar arrangement;

(iv)            each Lease;

(v)            any stockholders, investors rights or similar Contracts;

(vi)            any collective bargaining or other similar labor or union Contracts;

(vii)            any Contract relating to the acquisition, transfer, use, development, sharing or license of any Intellectual Property, other than confidentiality agreements, employment agreements, consulting agreements, material transfer agreements, evaluation agreements, clinical trial agreements, off-the-shelf, shrink-wrap, or click-wrap licenses and/or other licenses for commercially available software with annual license fees under $50,000, and Contracts with the Company’s customers pursuant to which such customers are granted the right to use the Company Software in the ordinary course of the Business;

(viii)            any Contracts, other than Contracts made in connection with this Agreement, relating to (i) the disposition of the Business or any assets of the Company (other than sales of inventory in the ordinary course of business), (ii) the purchase or sale or transfer of any outstanding Company Common Stock, (iii) any merger, consolidation or business combination involving the Company, or (iv) restructuring or sale of the Company, its assets or the Business;

(ix)            any Contracts under which the Company has agreed to indemnify third parties (other than in the ordinary course of business) or which provide for earnouts or other contingent liabilities;

(x)            any Contract under which (A) any Person has directly or indirectly guaranteed any liabilities or obligations of the Company or (B) the Company has guaranteed liabilities or obligations of any other Person (in each case other than endorsements for the purposes of collection in the ordinary course of business consistent with past practice);

(xi)            any agreements which purport to bind Affiliates of the Company to any material obligation;

(xii)            any Contract explicitly requiring payments by the Company in excess of $150,000 in the current fiscal year;

(xiii)            any Contract with a Governmental Authority that the Company reasonably expects to result in payments in excess of $150,000 in any twelve (12) month period after the Closing Date;

(xiv)            any Contract explicitly providing for receipts by the Company in excess of $300,000 in the current fiscal year;

(xv)            all Contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of Company, or income or revenues, where such payments are expected to exceed $150,000 in the twelve (12) month period following the date hereof; and

(xvi)            all Contracts with Major Customers or Major Suppliers.

(b)            Neither the Company, nor to the Knowledge of the Company, any other party to any Company Material Contract, is in material breach of or default under any Company Material Contract and, to the Knowledge of the Company, no event has occurred that (with or without notice or lapse of time) will, or would reasonably be expected to (i) result in a material violation, breach or penalty under any of the provisions of any Company Material Contract, (ii) give any Person the right to declare a material default or exercise any remedy under any Company Material Contract, (iii) give any Person the right to accelerate the maturity or performance of any such Company Material Contract, or (iv) give any Person the right to cancel, terminate or modify any Company Material Contract. The Company has not received any written notice or claim of any breach or default from the counterparty to any Company Material Contract. Each Company Material Contract is in full force and effect and is valid, binding and enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions. True and complete copies of each written Company Material Contract have been made available to Parent prior to the date of this Agreement.

Section 4.15            Real Property. The Company does not own any real property. Section 4.15 of the Company Disclosure Schedule sets forth a true and complete list of all of the real property that is leased by the Company (the “Leased Real Property”). The Company has a valid, binding and enforceable leasehold interest in each Leased Real Property as provided in the applicable lease (a “Lease”), free and clear of any Encumbrances other than Permitted Encumbrances. The Company (a) is not in violation of any Lease and (b) except as set forth in Section 4.15 of the Company Disclosure Schedule, has not been informed in writing that the lessor under any Lease has taken action or threatened to terminate the Lease before the expiration of the Lease, and, to the Knowledge of the Company, no other party to any Lease is in violation of such Lease. Except as set forth in Section 4.15 of the Company Disclosure Schedule, the Company has not assigned any Lease or subleased, sublicensed, or otherwise granted to any Person, the right to use or occupy any Leased Real Property.

Section 4.16            Company Property.

(a)            The Company has good and marketable, indefeasible, fee simple title to, or in the case of leased property and assets, has valid leasehold interests in, all tangible personal property and tangible assets reflected on the latest balance sheet included in the Company Financial Statements or acquired after the Balance Sheet Date, except for (i) properties and assets sold since such date in the ordinary course of business consistent with past practices, and (ii) following the consummation of the Excluded Assets Transfer, the Excluded Assets. None of such tangible property or tangible assets is subject to any Encumbrances (other than Permitted Encumbrances).

(b)            To the Company’s Knowledge, there are no developments affecting any such property or assets pending or, to the Knowledge of the Company threatened, which would reasonably be expected to materially detract from the value, materially interfere with any present or intended use or materially adversely affect the marketability of any such property or assets.

(c)            The equipment owned by the Company is in good operating condition and repair and has been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted), and is adequate and suitable for its present uses.

(d)            The tangible property and tangible assets owned or leased by the Company, or which it otherwise has the right to use, constitutes all of the tangible property and tangible assets used or held for use in connection with the Business as currently conducted.

(e)            The assets of the Company, including the Company Intellectual Property but excluding the Excluded Assets, are, after taking into account the services provided under the Transition Services Agreement, sufficient, in all material respects, for the continued conduct of the business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted.

Section 4.17            Insurance. The Company has made available to Parent true and complete copies of all material insurance policies relating to the assets, business, operations, employees, officers or directors of the Company. Except as would not reasonably be expected to have a material impact on the Company, all such policies are in full force and effect, and all premiums with respect thereto covering all periods have been paid, and no notice of pending cancellation or termination has been received with respect to any such policy. There are no pending claims under any such policies. Such policies are of the type and in amounts customarily carried by Persons conducting businesses similar to those of the Company.

Section 4.18            Finder’s Fee. Except as detailed and set forth in Section 4.18 of the Company Disclosure Schedule (for each Person identified therein, an accurate and complete copy of whose engagement agreement has been provided to Parent and whose fees and expenses shall be treated as an Unpaid Company Transaction Expense hereunder), the Company has not incurred any Liability to any party for any brokerage, investment bankers’ or finders’ fees or commissions in connection with the transactions contemplated by this Agreement.

Section 4.19            Affiliate Transactions. No present or former director, officer, employee, record or beneficial owner of five percent (5%) or more of the Company Common Stock, Affiliate or “associate”, members of any of their “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Securities and Exchange Act of 1934), of the Company (each of the foregoing, a “Related Person”), other than in its capacity as a director, officer or employee of the Company (i) is or was involved, directly or indirectly, in any business arrangement, transaction, Contract or other relationship (whether written or oral) with the Company or any assets or property thereof, (ii) directly or indirectly owned or owns, or otherwise had or has any right, title, claim, interest in, to or under, any asset, property or right, tangible or intangible, that is used by the Company (iii) is or was engaged, directly or indirectly, in the conduct of the Business of the Company, (iv) has any claim or cause of action against the Company or (v) owes any money to, or is owed any money by, the Company, other than for advances made to directors or officers of the Company in the ordinary course of business to meet reimbursable business expenses reasonably anticipated to be incurred by such individuals.

Section 4.20            Privacy and Information Security. All Personal Data that is used in or necessary for the conduct of the Business of the Company may be used by the Surviving Corporation in the same manner as used by the Company as of the date of this Agreement, and may be processed by the Surviving Corporation as contemplated under this Agreement. To the Company’s Knowledge, except as set forth on Section 4.20 of the Company Disclosure Schedule, the Company has not experienced any security breach or other incident resulting in the unauthorized access, use, or disclosure of Personal Data or other Company data, systems, or facilities. The Company is not a “covered entity” as that term is defined under HIPAA and is not in breach of any “business associate contract” as described in 45 C.F.R. § 164.504(e).

Section 4.21            Regulatory Matters; Privacy.

(a)            To the Company’s Knowledge, there has been no unauthorized or illegal use of or access to any of the data or information in any of the electronic or other databases containing (in whole or in part) Personal Data maintained by or for the Company (the “Personal Databases”). The Company and each of its Subsidiaries has complied in all respects with all applicable Privacy Requirements. The execution, delivery and performance of this Agreement complies with all applicable Privacy Requirements.

(b)            Privacy Policies. None of the Company’s disclosures made or contained in any Company Privacy Policy has been materially inaccurate, misleading, deceptive or violative of any applicable Laws. No Action is pending and, to the Knowledge of the Company, no Person has threatened to commence any Action concerning any claim that the Company has violated any Law with in connection with, or relating to, the Personal Databases or Personal Data.

(c)            Protection and Processing of Personal Data. The Company has established and maintains appropriate technical, physical, administrative and organizational policies, measures and security systems and technologies consistent with industry standards and in compliance with data security requirements under the Privacy Requirements that ensure that Personal Data is protected against unauthorized access, use, modification, disclosure, misuse, or accidental or unlawful processing. The Company has not received any written complaint, proceeding, investigation (formal or informal) or claim against, the Company or any of its Subsidiaries, by any private party, data protection authority, the Federal Trade Commission, or any other Governmental Authority, foreign or domestic, with respect to the collection, use, retention, disclosure, transfer, storage, security, disposal, or other processing of Personal Data. To the Knowledge of the Company, no breach, security incident or violation of any data security policy in relation to Personal Data has occurred and there has been no unauthorized or illegal processing of any Personal Data. To the Knowledge of the Company, no event or circumstance has occurred or arisen in which Privacy Requirements would require the Company to notify a Governmental Authority of a data security breach, security incident or violation of any data security policy. The Company’s products and services are not designed or licensed for use outside of the United States, and (i) to the Knowledge of the Company, the Company does not receive Personal Data originating in the European Economic Area, or (ii) transfer Personal Data to the European Economic Area.

(d)            With respect to transactions involving financial account numbers (such as credit cards, bank accounts, PayPal accounts, debit cards), passwords, CVV data, or any other Personal Data regulated by Payment Card Industry Data Security Standard (“PCI-DSS”), including any processing, storing or communication of such data, by the Company on behalf of any Person prior to the Closing Date, the Company is in material compliance with the applicable level of the PCI-DSS.

Section 4.22            Anticorruption Matters; Export Controls and Sanctions Matters.

(a)            Neither the Company, nor any of the representatives of the Company acting on its behalf has, directly or indirectly, (i) taken any action in violation of any applicable anticorruption Law, including the U.S. Foreign Corrupt Practices Act (“FCPA”) (15 U.S.C. § 78 dd-1 et seq.), or (ii) offered, paid, given, promised to pay or give, or authorized the payment or gift of anything of value, directly or indirectly, to any Public Official, for purposes of (A) influencing any act or decision of any Public Official in his or her official capacity, (B) inducing such Public Official to do or omit to do any act in violation of his lawful duty, (C) securing any improper advantage or (D) inducing such Public Official to use his or her influence with a Governmental Authority, or commercial enterprise owned or controlled by any Governmental Authority (including state-owned or controlled veterinary or medical facilities), in order to assist the Company or any Person related to the Company, in obtaining or retaining business. None of the representatives of the Company are themselves Public Officials. There have been no false or fictitious entries made in the books or records of the Company relating to any payment that the FCPA prohibits, and the Company has not established or maintained a secret or unrecorded fund for use in making any such payments. The Company does not have Knowledge of any pending issues with respect to violation of any applicable anticorruption Law, including the FCPA, relating to the Company.

(b)            Neither the Company, nor any of the representatives of the Company acting on its behalf has, directly or indirectly, taken any action in violation of any applicable export control Law, trade or economic sanctions Law, or antiboycott Law, in the U.S. or any other jurisdiction, including: the Arms Export Control Act (22 U.S.C.A. § 2278), the Export Administration Act (50 U.S.C. App. §§ 2401-2420), the International Traffic in Arms Regulations (22 C.F.R. 120-130), the Export Administration Regulations (15 C.F.R. 730 et seq.), the Office of Foreign Assets Control Regulations (31 C.F.R. Chapter V), the Customs Laws of the United States (19 U.S.C. § 1 et seq.), the International Emergency Economic Powers Act (50 U.S.C. § 1701-1706), the U.S. Commerce Department antiboycott regulations (15 C.F.R. 560), the U.S. Treasury Department antiboycott requirements (26 U.S.C. § 999), any other export control regulations issued by the agencies listed in Part 730 of the Export Administration Regulations, or any applicable non-U.S. Laws of a similar nature. Neither the Company, nor any of the representatives of the Company acting on its behalf, is listed on the U.S. Office of Foreign Assets Control “Specially Designated Nationals and Blocked Persons” or any other similar list.

Section 4.23            Major Customers and Suppliers. Section 4.23 of the Company Disclosure Schedule lists the ten (10) largest customers (measured by gross sales dollars) and the two (2) largest suppliers (measured by invoiced dollars) of the Business for the fiscal year ended December 31, 2018 (“Major Customers” and “Major Suppliers,” respectively) and the dollar amount of business conducted with each Major Customer and Major Supplier in such year. The Company is not engaged in any dispute with any Major Customer or Major Supplier, the Company is not in material breach of or in material default of any Contract with any of the Major Customers or Major Suppliers, to the Company’s Knowledge, no Major Customer or Major Supplier intends to cancel or otherwise substantially modify its relationship with the Company or to decrease materially or limit its services, supplies or materials to the Company or its usage or purchase of the services or products of the Business.

Section 4.24            Accounts Receivable. All accounts receivable of the Business have arisen from bona fide transactions in the ordinary course of business and are payable on ordinary trade terms. None of the accounts receivable of the Business (a) are, to the Knowledge of the Company, subject to any setoffs or counterclaims or (b) represent obligations for goods sold on consignment, on approval or on sale or return basis or subject to any other repurchase or return arrangement.

Section 4.25            Reliance. The Company expressly acknowledges and agrees that, except as set forth in Article V of this Agreement and the Parent Certificate, none of Company, the Equityholders or any of their respective representatives is relying on any other representation or warranty of Parent, Merger

Sub or any other Person, including regarding the accuracy or completeness of any such other representations or warranties or the omission of any material information, whether express or implied.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Contemporaneously with the execution and delivery of this Agreement by Parent and Merger Sub to the Company, Parent and Merger Sub shall deliver to the Company a confidential disclosure schedule (the “Parent Disclosure Schedule”). Subject to the exceptions and qualifications set forth in the Parent Disclosure Schedule, Parent and Merger Sub hereby jointly and severally represent and warrant to the Company, as of the date hereof, as follows:

Section 5.1            Corporate Status. Each of Parent and Merger Sub (a) is duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, (b) has all requisite corporate power and authority to carry on its business as it is now being conducted and (c) is duly qualified to do business and is in good standing in each of the jurisdictions in which the ownership, operation or leasing of its properties and assets and the conduct of its business requires it to be so qualified, licensed or authorized, except for those jurisdictions where the failure to be so qualified, licensed or authorized would not have a material adverse effect on Parent. True and complete copies of the Organizational Documents of Parent and Merger Sub, as amended and in effect as of the date of this Agreement, have been made available to the Company.

Section 5.2            Authority. Each of Parent and Merger Sub has all necessary corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of its respective obligations hereunder, and the consummation by each of Parent and Merger Sub of the transactions contemplated by this Agreement, have been duly authorized by the Board of Directors (or equivalent governing body) of each of Parent and Merger Sub, and no other corporate action on the part of Parent or Merger Sub is necessary to authorize the execution and delivery of this Agreement by Parent or Merger Sub, the performance by Parent or Merger Sub of its respective obligations hereunder or the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement, other than the approval of the transactions contemplated by this Agreement by Parent in its capacity as sole stockholder of Merger Sub. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and (assuming due authorization, execution and delivery by the other Parties to this Agreement) constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

Section 5.3            No Conflict; Government Authorization.

(a)            The execution and delivery of this Agreement, the performance by each of Parent and Merger Sub of its obligations hereunder and the Ancillary Documents to which each of Parent and Merger Sub is or will be a party, and the consummation by each of Parent and Merger Sub of the transactions contemplated by this Agreement and the Ancillary Documents to which each of Parent and Merger Sub is or will be a party, does not and will not (i) conflict with, or result in any violation of the Organizational Documents of Parent or Merger Sub; (ii) subject to the matters described in Section 5.3(b), conflict with or result in a violation of any material Permit or Law applicable to Parent or Merger Sub, or any of their respective assets; or (iii) result in a material breach of, or constitute a material default (or event which with the giving of notice or lapse of time, or both, would become a material default) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or result in the creation of any Encumbrance (not including Permitted Encumbrances) upon any of the rights or assets of Parent or Merger Sub pursuant to, any Contract to which Parent or Merger Sub is a party or by which it is bound or affected.

(b)            No consent of, or registration, declaration, notice or filing with, any Governmental Authority is required to be obtained or made by Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents to which each of Parent and Merger Sub is or will be a party or the consummation of the transactions contemplated hereby or thereby, other than (i) applicable requirements of the Exchange Act, including the filing of any Current Report on Form 8-K required to be filed in connection with the Merger, (ii) any filings required under state securities Laws and (iii) the filing of the certificate of merger or other documents with the Secretary of State of the State of Delaware.

Section 5.4            Legal Proceedings. There are no Actions pending by or against, or to the knowledge of Parent, threatened against, Parent or Merger Sub, or any of the directors or officers of Parent or Merger Sub in their capacity as directors or officers of Parent or Merger Sub that would have a material adverse effect on the ability of Parent or Merger Sub to perform its respective obligations under this Agreement or consummate the transactions contemplated by this Agreement. Parent and Merger Sub are not subject to any Governmental Order that would prevent either Parent or Merger Sub from performing its respective obligations under this Agreement or consummating the transactions contemplated by this Agreement.

Section 5.5            Finder’s Fee. Parent and Merger Sub have not incurred any Liability to any party for any brokerage, investment bankers’ or finders’ fees or commissions in connection with the transactions contemplated by this Agreement.

Section 5.6            No Prior Activities. Merger Sub has not incurred any liabilities or obligations, except those incurred in connection with its organization and with the negotiation of this Agreement and the performance of its obligations hereunder and the consummation of the transactions contemplated by this Agreement, including the Merger. Except as contemplated by this Agreement, Merger Sub had not engaged in any business activities of any type or kind whatsoever, or entered into any agreements or arrangements with any Person, or become subject to or bound by any obligation or undertaking. As of the date of this Agreement, all of the issued and outstanding capital stock of Merger Sub is owned beneficially and of record by Parent, free and clear of all Encumbrances (other than those created by this Agreement and the transactions contemplated by this Agreement).

Section 5.7            Cash Resources. Parent has sufficient cash resources to pay the portion of the Merger Consideration to be paid hereunder to Equityholders at the Closing.

Section 5.8            Reliance. Parent and Merger Sub expressly acknowledge and agree that, except as set forth in Article IV of this Agreement and the Company Certificate, none of Parent, Merger Sub or any of their respective representatives is relying on any other representation or warranty of the Company or any other Person, including regarding the accuracy or completeness of any such other representations or warranties or the omission of any material information, whether express or implied.

ARTICLE VI.

ADDITIONAL AGREEMENTS

Section 6.1            Conduct of the Company Prior to the Effective Time.

(a)            Unless Parent otherwise consents in writing (which consent shall not be unreasonably withheld, conditioned or delayed), and except as otherwise expressly required or permitted by this Agreement (including, without limitation, the Excluded Assets Transfer) or set forth in Schedule 6.1 of the Company Disclosure Schedule, during the period commencing with the execution and delivery of this Agreement and terminating upon the earlier to occur of the Effective Time and the termination of this Agreement pursuant to and in accordance with Section 8.1 (the “Pre-Closing Period”), the Company shall (i) conduct the Business in the ordinary course, (ii) use commercially reasonable efforts to preserve intact its present business organization and goodwill, (iii) use commercially reasonable efforts to maintain satisfactory relationships with its customers, vendors, suppliers and others having material business relationships with it, and (iv) use commercially reasonable efforts to protect the Company Intellectual Property.

(b)            Without limiting the generality of the foregoing, except as otherwise expressly required or permitted by this Agreement (including, without limitation, the Excluded Assets Transfer to the extent in accordance with Section 6.9) or set forth in Section 6.1 of the Company Disclosure Schedule, during the Pre-Closing Period, the Company shall not do or cause to be done any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed, other than with respect to any restrictions set forth below on the Company to enter into a new real property lease, which such consent shall be at the Parent’s sole discretion):

(i)            issue, deliver, sell or grant any (x) Company Common Stock or other equity interests, except upon the exercise of Company Options or Company Warrants or (y) options, warrants or other rights, agreements or commitments obligating the Company to issue any Company Common Stock or other equity interests or equity-based awards;

(ii)            except in the ordinary course of business, create any Encumbrance on any assets (whether tangible or intangible) of the Company, other than (x) Permitted Encumbrances; and (y) Encumbrances on assets having an aggregate value not in excess of $100,000;

(iii)            sell, assign, transfer, lease, license or otherwise dispose of, or agree to sell, assign, transfer, lease, license or otherwise dispose of, any of the fixed assets of the Company other than inventory in the ordinary course of business;

(iv)            incur, or authorize the incurrence of, any capital expenditures or any obligations or liabilities in respect of capital expenditures by the Company, except for any capital expenditures which do not exceed $50,000 in the aggregate or that are set forth in the Company’s budget (as provided to Parent);

(v)            acquire (by merger, consolidation or combination, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof;

(vi)            make any loans, advances or capital contributions to, or investments in, any other Person, except the advancement of travel and entertainment expenses to employees and consultants in the ordinary course of business consistent with past practice;

(vii)            forgive or cancel any Debt owed to the Company;

(viii)            enter into, amend, cancel, transfer, assign, breach, modify or terminate any Company Material Contract (or any Contract that would be a Company Material Contract if it existed as of the date of this Agreement) or otherwise waive, release or assign any material rights, claims or benefits of the Company;

(ix)            except as required under applicable Law or the terms of any Company Benefit Plan in effect as of the date of this Agreement: (i) adopt, terminate or materially amend any Company Benefit Plan or a plan that would be a Company Benefit Plan if it were in existence on the date of the Agreement; (ii) increase the annual base salary, annual fee, annual bonus opportunity, benefits, or severance opportunity of any Service Provider (for the avoidance of doubt, the provisions of this clause (ii) would not restrict the ability of the Company to make payments to Service Providers at Closing that are reflected on Invoices in accordance with Section 6.11); (iii) grant any equity-based awards; (iv) terminate the employment of any employee, other than for cause or due to death or disability (or in connection with such employee’s transfer of employment to Newco in connection with the Excluded Assets Transfer contemplated by Section 6.9); (v) hire any Service Provider having total annual compensation in excess of $150,000; or (v) promote any officers or employees, except for a promotion of any employee that is in the ordinary course of business and consistent with past practice and prior notice of which is provided to Parent;

(x)            change any method of financial or Tax accounting or financial or Tax accounting practice used by the Company, other than such changes as are required by GAAP or applicable Law, as applicable;

(xi)            except as required by applicable Law, make, revoke or change any material Tax election, or amend any Tax Return that could result in material Tax Liability to the Company;

(xii)            commence, settle, compromise or offer or propose to settle or compromise, (i) any Action involving or against the Company, (ii) any stockholder litigation or dispute against the Company or any of their respective officers or directors, (iii) any Action that relates to the transactions contemplated hereby or (iv) any material Tax Proceeding;

(xiii)            correspond, communicate or consult with a Governmental Authority in any material respect without providing Parent with prior written notice and the opportunity to consult with the Company with respect to such material correspondence, communication or consultation, except as would be required to maintain a Company right to attorney-client privilege;

(xiv)            amend the Organizational Documents of the Company;

(xv)            establish, adopt, enter into, amend a plan or agreement of complete or partial liquidation, dissolution, restructuring, merger, consolidation, recapitalization or other reorganization;

(xvi)            abandon or waive any Company Intellectual Property or (A) except in the reasonable discretion and judgment of the Company exercised in connection with the diligent prosecution of the Company Intellectual Property, grant, extend, amend or modify any material rights in or to the Company Intellectual Property, (B) fail to diligently prosecute the Company’s Patent rights, or (C) fail to exercise a right of renewal or extension under any material license agreement with respect to Company Intellectual Property that is the subject matter thereof;

(xvii)            enter into a collective bargaining, labor or similar agreement;

(xviii)            establish any Subsidiary; or

(xix)            enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 1.1(b).

For the avoidance of doubt, prior to the Closing, the Company shall be permitted to dividend, distribute or otherwise pay to the Equityholders any Cash of the Company, including by removing and distributing to the Equityholders any Cash held in any bank account of the Company prior to delivery of the Consideration Spreadsheet.

Section 6.2            Access to Information. Subject to the terms of the Confidentiality Agreement, during the Pre-Closing Period, upon reasonable notice and during normal business hours, the Company shall, and shall cause the officers and employees of the Company, to, (a) afford the officers, employees and authorized agents and representatives of Parent reasonable access to the employees (with consent of the Company), offices, properties, books and records of the Company and (b) furnish to the officers, employees and authorized agents and representatives of Parent such additional financial and operating data and other information regarding the assets, properties and Business of the Company as Parent may from time to time reasonably request in order to assist Parent in fulfilling its obligations under this Agreement and to facilitate the consummation of the transactions contemplated by this Agreement; provided, however, (i) any such access shall be conducted in such a manner as not to interfere unreasonably with the operations or business activities of the Company; and (ii) the Company shall not be required to so confer, afford such access or furnish such copies or other information to the extent that doing so would contravene any Law, result in the breach of any confidentiality or similar agreement to which the Company is a party, the loss of protectable interests in trade secrets, or the loss of attorney-client privilege (provided that the Company shall use its reasonable efforts to allow for such access or disclosure in a manner that does not result in a breach of such agreement or a loss of attorney-client privilege, including using commercially reasonable efforts to obtain the required consent of any applicable third party or through the use of a “clean team”), or involves any information relating to the sale process, bids received from other Persons in connection with the transactions contemplated by this Agreement and information, or analysis (including financial analysis) relating to such bids. The Company shall have the right to have one or more representatives present at all times during any such inspections and access.

Section 6.3            Confidentiality. Parent and Merger Sub hereby agree to be bound by and comply with the terms of the Confidentiality Agreement, which are hereby incorporated into this Agreement by reference and shall continue in full force and effect until the earlier of the Effective Time or until such agreement terminates pursuant to its terms, such that the information obtained by Parent and Merger Sub, or their respective officers, employees, agents or representatives, during any investigation conducted pursuant to Section 6.2, or in connection with the negotiation and execution of this Agreement or the consummation of the transactions contemplated by this Agreement, or otherwise, shall be governed by the terms of the Confidentiality Agreement. Notwithstanding the foregoing, Parent’s and Merger Sub’s confidentiality obligations under the Confidentiality Agreement shall continue in full force and effect, in accordance with the Confidentiality Agreement’s terms, with respect to all confidential information relating to the Excluded Assets and the related business.

Section 6.4            Efforts; Consents; Regulatory and Other Authorizations.

(a)            Each party to this Agreement shall use its commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to promptly consummate and make effective the transactions contemplated by this Agreement; (ii) obtain all authorizations, consents, orders and approvals of, and give all notices to and make all filings with, all Governmental Authorities and other third parties that may be or become necessary for the performance of its obligations under this Agreement and the consummation of the transactions contemplated by this Agreement, including those authorizations, consents, orders, approvals, notices and filings set forth in the Company Disclosure Schedule; and (iii) fulfill all conditions to such party’s obligations under this Agreement. Each party to this Agreement shall reasonably cooperate with the other Parties to this Agreement in promptly seeking to obtain all such authorizations, consents, orders and approvals, giving such notices, and making such filings. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, in connection with obtaining such authorizations, consents, orders and approvals from third parties, the Company shall not be required to make payments to any Person unless expressly required by the terms of any existing Contract between the Company and such Person, in which case any such payment shall be borne by the Company and deemed an Unpaid Company Transaction Expense.

(b)            Promptly following the execution and delivery of this Agreement, the Company shall duly take all lawful action to obtain the Company Stockholder Approval pursuant to the Stockholder Written Consent. The Company Board of Directors shall make the Company Board Recommendation and shall not (i) withdraw, modify or qualify in any manner adverse to Parent such recommendation, or (ii) take any action or make any statement in connection with obtaining the Stockholder Written Consent inconsistent with such recommendation (any of the foregoing a “Change in the Company Recommendation”); provided, however, that the Company Board of Directors may evaluate whether to make and may make a Change in the Company Recommendation prior to execution and delivery of the Stockholder Written Consent, as applicable, and may make any statement required by applicable Laws, if the Company Board of Directors determines in good faith, after consultation with outside legal counsel, that a Change in the Company Recommendation is necessary in order to comply with its fiduciary duties under the DGCL. Promptly following receipt of the Stockholder Written Consent, the Company shall cause its corporate Secretary to deliver a copy of such Stockholder Written Consent to Parent, together with a certificate executed on behalf of the Company by its corporate Secretary certifying that such Stockholder Written Consent reflects the Company Stockholder Approval.

(c)            No later than ten (10) days after the receipt by the Company of the Company Stockholder Approval pursuant to the Stockholder Written Consent, the Company shall deliver notice thereof to the Company’s stockholders in compliance with Sections 228(e) and 262 of the DGCL. Prior to delivering any correspondence to the stockholders of the Company, the Company shall provide drafts thereof to Parent, shall give Parent reasonable time to review and comment thereon and shall include any reasonable comments made by Parent in such correspondence.

Section 6.5            Employee Matters.

(a)            Prior to Closing, the Company may establish one or more cash retention programs for certain employees of the Company on terms and conditions to be established by the Company (the “Transaction Bonus Pool”), subject to the other provisions of this Section 6.5. The aggregate amount of bonuses to be awarded under the Transaction Bonus Pool and the allocation of such bonuses among the prospective recipients thereof (the “Bonus Pool Participants”) shall be determined by the Company; provided, however, that the Company shall provide Parent with reasonable, pre-Closing notice of, and meaningful consultation rights with respect to, the proposed allocation of such bonuses among the Bonus Pool Participants.

(b)            If requested by Parent in a writing delivered to the Company at least seven (7) Business Days prior to the Closing Date, the Company shall take or cause to be taken all actions necessary to terminate any and all Company Benefit Plans intended to qualify as qualified cash or deferred arrangements under Section 401(k) of the Code, effective no later than the day immediately prior to the Closing Date.

(c)            The Company shall take all actions necessary so as to cancel, effective as of the Effective Time, a portion of each Restricted Stock Note in an amount equal to the applicable Restricted Stock Loan Forgiveness, if any, with respect to such Restricted Stock Note.

Section 6.6            Indemnification; Directors’ and Officers’ Insurance.

(a)            From and after the Effective Time, the Surviving Corporation shall, (i) indemnify and hold harmless each present and former director and officer of the Company (collectively, the “Company Indemnified Parties”), against any and all Damages incurred or suffered by any of the Company Indemnified Parties in connection with any Liabilities or any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, pursuant to any indemnification provisions under the Organizational Documents of the Company as in effect on the date of this Agreement or any indemnification agreement between the Company and such Company Indemnified Party, and (ii) advance expenses as incurred by any Company Indemnified Party in connection with any matters for which such Company Indemnified Party is entitled to indemnification from Parent pursuant to this Section 6.6(a) pursuant to any indemnification provisions under the Organizational Documents of the Company and pursuant to any indemnification agreement between the Company and such Company Indemnified Party (as set forth on Section 6.6(a) of the Company Disclosure Schedule and made available to Parent); provided, however, that the Company Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately and finally determined by a court of competent jurisdiction and all rights of appeal have lapsed that such Company Indemnified Party is not entitled to indemnification under applicable Law, the Organizational Documents of the Company, any such indemnification agreement and pursuant to this Section 6.6(a).

(b)            From and after the Effective Time, the Organizational Documents of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of the Company Indemnified Parties than are as set forth in the Organizational Documents of the Company as of the date of this Agreement. Any indemnification agreements with the Company Indemnified Parties in existence on the date of this Agreement, and set forth on Section 6.6 of the Company Disclosure Schedules, shall be assumed by the Surviving Corporation in the Merger, without any further action, and shall survive the Merger and continue in full force and effect in accordance with their terms.

(c)            Prior to the Effective Time, the Company shall purchase a prepaid policy or policies (i.e., “tail coverage”) providing the Company’s current and former directors and officers with coverage for an aggregate period of not less than six (6) years from the Effective Time with respect to claims arising from facts or events that occurred on or before the Closing Date, including with respect to the transactions contemplated by this Agreement. The premiums for such prepaid policies shall be paid in full by the Company at or prior to the Effective Time and such prepaid policies shall be non-cancelable, and, for the avoidance of doubt, if not so paid prior to the Effective Time such premiums shall be treated as an Unpaid Company Transaction Expense. If such prepaid policies have been obtained prior to the Effective Time, Parent shall, and shall cause the Surviving Corporation to, maintain such policies in full force and effect, and continue to honor the obligations thereunder.

(d)            Notwithstanding any other provisions of this Agreement, the obligations of Parent and the Surviving Corporation contained in this Section 6.6 shall be binding upon the successors and assigns of Parent and the Surviving Corporation. In the event Parent or the Surviving Corporation (or any of their respective successors or assigns) (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume all of the obligations set forth in this Section 6.6.

(e)            The terms and provisions of this Section 6.6 shall operate for the benefit of, and shall be enforceable by, the Company Indemnified Parties and their respective heirs and representatives, each of whom is an intended third party beneficiary of this Section 6.6. The provisions of this Section 6.6 may not be amended or waived without the written consent of any affected Company Indemnified Party.

Section 6.7            280G Matters.

(a)            The Company shall obtain and deliver to Parent, prior to the initiation of the requisite stockholder approval procedure under Section 6.7(b), a Parachute Payment Waiver from each Person who is, with respect to the Company and/or any ERISA Affiliate, a “disqualified individual” (within the meaning of Section 280G of the Code and the Department of Treasury regulations promulgated thereunder), as determined immediately prior to the initiation of the requisite stockholder approval procedure under Section 6.7(b), and who reasonably might otherwise have, receive or have the right to entitlement to receive a parachute payment under Section 280G of the Code in connection with the transactions contemplated by this Agreement.

(b)            As soon as practicable following the delivery of any such Parachute Payment Waivers by the Company to Parent, the Company shall submit to the shareholders of the Company for approval in accordance with Section 280G(b)(5)(B) of the Code any payments and/or benefits that are subject to a Parachute Payment Waiver, such that such payments and benefits shall not be deemed to be “parachute payments” under Section 280G of the Code, and prior to the Closing, the Company shall deliver to Parent evidence reasonably satisfactory to Parent (i) that a Company shareholder vote was solicited in conformance with Section 280G of the Code, and the requisite Company shareholder approval was obtained with respect to such payments and/or benefits that were subject to the Company shareholder vote (the “Section 280G Approval”) or (ii) that the Section 280G Approval was not obtained and as a consequence, such “parachute payments” shall not be made or provided to such Persons that have executed a Parachute Payment Waiver pursuant to Section 6.7(a), above. The Company shall use commercially reasonable efforts to obtain the Section 280G Approval in a manner which satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the Department of Treasury regulations promulgated thereunder.

(c)            The form of the Parachute Payment Waiver and any materials to be submitted to the Company’s shareholders in connection with the Section 280G Approval (the “Section 280G Soliciting Materials”) shall be subject to review and approval by Parent, which approval shall not be unreasonably withheld, conditioned or delayed. The Company will promptly advise Parent in writing if, at any time prior to the Closing, the Company obtains knowledge of any facts that might make it necessary or appropriate to amend or supplement the Section 280G Soliciting Materials in order to make statements contained or incorporated by reference therein not misleading or to comply with applicable Law.

Section 6.8            Tax Covenants.

(a)            Tax Returns. The Company shall timely prepare and file (or cause to be prepared and filed) any Tax Return required to be filed by the Company on or before the Closing Date, and timely pay any Tax reflected thereon. Parent shall prepare (or cause to be prepared) in a manner consistent with the Company’s past practice and file (or cause to be filed) all Tax Returns of the Company for all periods ending before or including the Closing Date that are required to be filed after the Closing Date; provided, however, the Equityholders shall be responsible for any Pre-Closing Taxes in accordance with Section 9.2(a)(vi), subject to the next sentence of this Section 6.8(a). Such Tax Returns shall be prepared in a manner that utilizes, to the greatest extent permitted by applicable Law, any net operating losses, Tax credits and other Tax assets attributable to Pre-Closing Periods (including any net operating losses, Tax credits and other Tax assets attributable to the taxable period of the Company ending on the Closing Date)

to reduce or eliminate Pre-Closing Taxes (including any gain arising as a result of the Excluded Assets Transfer). Parent shall deliver to the Equityholders Representative a draft of each such Tax Return at least ten (10) Business Days (provided that such Tax Returns shall be delivered at least thirty (30) days in the case of any income Tax Return) prior to the date such Tax Return is to be filed, and shall permit the Equityholders Representative to review and comment on such Tax Returns and shall make such revisions to such Tax Returns as are reasonably requested by the Equityholders Representative; provided, however, that any comments of the Equityholders Representative are given to Parent within a reasonable amount of time after receipt by the Equityholders Representative of such draft and no less than five (5) days prior to such filing due date under applicable Law; provided that Parent has timely delivered such Tax Return as set forth above.

(b)            Cooperation on Tax Matters. Parent, the Company and the Equityholders Representative shall cooperate fully, as and to the extent reasonably requested by each Party, in connection with the filing of Tax Returns pursuant to this Agreement and any Tax Proceeding with respect to Taxes attributable to any Pre-Closing Tax Period of the Company or related to the transactions contemplated hereby. Such cooperation shall include the retention and (upon the relevant Party’s request) the provision of records and information which are in such Party’s possession and are reasonably relevant to any such Tax Proceeding or such Tax Return and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(c)            Transfer Taxes. All Transfer Taxes arising out of or in connection with the transactions contemplated by this Agreement shall be borne one-half by the Equityholders and one-half by Parent, and the party responsible by Law for filing all necessary Tax Returns and other documentation with respect to all such Transfer Taxes will be responsible for filing such Tax Returns and other documentation. The Parties shall cooperate with one another in order to facilitate timely filing of such Tax Returns. Upon request, the relevant Party shall provide evidence satisfactory to the requesting Party that such Tax Returns have been duly and timely filed and the relevant Transfer Taxes duly and timely paid. The Parties will reasonably cooperate with each other to lawfully minimize any Transfer Taxes.

(d)            Post-Closing Amendment. Parent shall not, and shall not permit or cause the Company or any Affiliate of Parent to, file or amend (or cause to be filed or amended) any Tax Return of the Company for any Pre-Closing Tax Period, or make (or cause to be made) any Tax election relating to Pre-Closing Taxes, in each case without the prior written consent of the Equityholders Representative, which consent shall not be unreasonably withheld provided that it shall be unreasonable for the Equityholders Representative to withhold its consent to any such action that is required by applicable Law.

(e)            Tax Proceedings. If, subsequent to the Closing, Parent or the Surviving Corporation receives notice of a Tax Proceeding with respect to any Pre-Closing Taxes, then within fifteen (15) days after receipt of such notice, Parent shall notify the Equityholders Representative of the same and provide the Equityholders Representative with a copy of such notice. Parent shall have the right to control the conduct and resolution of such Tax Proceeding, provided, however, that Parent shall keep the Equityholders Representative reasonably informed of the progress of such Tax Proceeding and the Equityholders Representative shall have the right to participate (at the Equityholders’ expense) in such Tax Proceeding. The Equityholders Representative’s right to participate shall include the right to receive copies of all correspondence from any Governmental Authority relating to such Tax Proceeding, attend meetings and review and comment to Parent on submissions relating to such Tax Proceeding, and Parent shall consider in good faith any reasonable comments provided by the Equityholders Representative. Neither Parent, the Surviving Corporation nor any of their Affiliates shall settle, resolve, concede or otherwise compromise any issue, matter or item arising in such Tax Proceeding relating to any Pre-Closing Taxes without obtaining the Equityholders Representative’s prior written consent thereto, which shall not be unreasonably withheld. In the case of any Tax Proceeding, this Section 6.8(e), and not Article IX, shall control.

(f)            FIRPTA Certificate. The Company shall deliver to Parent at the Closing a certificate executed by a duly authorized representative of the Company, dated as of the Closing Date, in accordance with Treasury Regulations Section 1.897-2(h) for purposes of satisfying the requirements of Treasury Regulations Sections 1.1445-2(c)(3), to the effect that Company is not and has not been within the last five years a “United States real property holding corporation” within the meaning of Section 897 of the Code together with a notice addressed to the IRS, in accordance with the requirements of Treasury Regulations section 1.897-2(h)(2), signed by the Company, with written authorization for Parent to deliver such notice to the IRS as agent for the Company.

(g)            Tax Treatment of Certain Items. For all Tax purposes the Parties agree to, and no Party shall take any action or filing position inconsistent with, the following Tax treatment of the items specified below, unless required by applicable Law:

(i)            The Merger shall be treated for federal and applicable state and local income Tax purposes as a sale or exchange of the Company Common Stock subject to Section 1001 of the Code (or any corresponding provision under applicable state or local Tax Law).

(ii)            All of the Merger Consideration payable to Equityholders shall be allocated solely to the Equityholders’ sale of the Company Common Stock, Vested Company Options or the Company Warrants, as applicable, and none shall be allocated to any other agreement (including, but not limited to, any Non-Competition and Non-Solicitation Agreements) contemplated by or entered into in connection with this Agreement.

Section 6.9            Excluded Assets.

(a)            During the Pre-Closing Period, the Company and Parent shall use commercially reasonable efforts to provide for and effectuate the Company’s transfer or other disposition of the Excluded Assets at a sales price of $5,481,864 and for the Company’s entry into related agreements and arrangements (collectively, the “Excluded Assets Transfer”) in substantially the same form as Exhibit J attached hereto (the “Excluded Asset Agreement”), including (a) the transfer of employment of certain Company Employees identified on Schedule 1 (the “Excluded Employees”) to Newco, as the Person who will ultimately acquire the Excluded Assets, and (b) a sublease of office space to Newco in the Company’s current office locations, provided, that the Company shall not make any sale, disposition, transfer or other similar action without the prior consent of Parent (which shall not be unreasonably withheld, conditioned or delayed). The Parties agree that, from and after Closing, the terms set forth in Schedule 6.9 shall constitute a binding agreement by and among Parent, Surviving Corporation and Newco (the “Short-Form Support Services Agreement”). From and after the date hereof, the Company, Parent and Newco shall use commercially reasonable and good faith efforts to negotiate, draft and enter into (at or as promptly as practicable following the Closing) a long-form, commercially reasonable agreement to reflect the terms set forth in Schedule 6.9 (the “Long-Form Support Services Agreement”), which, if and when entered into by Company, Parent and Newco, shall include provisions to the effect that it would supersede and replace the Short-Form Support Services Agreement. Nothing herein or in the Short-Form Support Services Agreement or the Long-Form Support Services Agreement shall require Parent to take any action in violation of Parent’s existing contracts. Further, the Company, Parent and Newco will enter into a transition services agreement in the form attached as Exhibit K (the “Transition Services Agreement”). Parent and Merger Sub each acknowledge and agree that the Excluded Assets Transfer will occur prior to the Determination Time and that the Company anticipates that all or part of the consideration for the Excluded Assets will be in the form of cancellation of the indebtedness represented by the Malik Notes. Parent and Merger Sub each further acknowledge and agree that, notwithstanding anything to the contrary contained in this Agreement, unless expressly referencing the Excluded Assets, the representations and warranties of Company contained herein (including Article IV hereof) do not include or pertain to in any way the Excluded Assets Transfer or the Excluded Assets.

Section 6.10            Notifications. During the Pre-Closing Period, the Company shall promptly notify Parent of:

(a)            any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b)            any Action against or, to the Company’s Knowledge, threatened against, the Company; and

(c)            any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Article VII impossible or unlikely.

No such notice shall be deemed to supplement or amend the Company Disclosure Schedule for the purpose of (i) determining the accuracy of any of the representations and warranties made by the Company in this Agreement, or (ii) determining whether any of the conditions set forth in Article VII has been satisfied. In the event of a failure to perform any covenant set forth in this Section 6.10, the claim for the underlying matter as to which notice should have been delivered shall be made by reference to the applicable provision of this Agreement with respect to such matter and not as a breach of a covenant in this Section 6.10; claims for breach of the obligations to make the notice required by this Section 6.10 may be made by reference to this Section 6.10. Nothing in this Section 6.10 shall affect the rights of the parties under Section 8.1(e), including the determination whether any breach is incurable.

Section 6.11            Payoff Letters and Invoices. The Company shall obtain and deliver to Parent no later than three (3) Business Days prior to the Closing Date: (a) payoff letters with respect to all Closing Debt for borrowed money (together with any accrued and unpaid interest thereon) and the amounts payable to the lender thereof to (each, a “Payoff Letter”) and (b) an invoice from each advisor or other Service Provider to the Company (or a statement of all bonuses and severance payments that the Company has elected to pay to any Service Providers) with respect to all Unpaid Company Transaction Expenses estimated to be due and payable to such advisor or other Service Provider, as the case may be, as of the Closing Date (each, an “Invoice”). At the Closing, Parent shall pay on behalf of the Surviving Corporation (or shall cause the Surviving Corporation to pay) each of the (i) debtors pursuant to each such Payoff Letter the full amount set forth therein, and (ii) advisors or other Service Providers to the Company pursuant to each such Invoice the full amount set forth therein, in each case to the extent that such amounts were included in the calculation of the Estimated Initial Merger Consideration.

Section 6.12            Merger Consideration Spreadsheet. Promptly following the determination of Estimated Initial Merger Consideration pursuant to Section 2.7 and no later than three (3) Business Days prior to the Closing Date, the Company shall prepare and deliver to Parent a spreadsheet setting forth the calculations of the payment of the Estimated Initial Merger Consideration (the “Consideration Spreadsheet”), certified by the Chief Executive Officer or Chief Financial Officer of the Company, setting forth the information requested therein as of the Effective Time.

Section 6.13             Non-Solicitation. Prior to the earlier of (i) the Closing or (ii) the termination of this Agreement with the terms herein, the Company agrees that neither it, nor any of its directors, securityholders, officers, employees, representatives, agents or advisors shall, directly or indirectly, through affiliates or otherwise, enter into or conduct discussions, furnish information to any other person, or solicit or initiate or continue any negotiations, proposals or offers of any kind with respect to a sale of stock or material assets of the Company or a merger, consolidation, business combination, recapitalization, liquidation, dissolution involving the Company (a “Prohibited Transaction”). The Company shall provide Parent with prompt notice in the event that it receives an written indication of interest or offer regarding a “Prohibited Transaction”. The Excluded Asset Transfer as described in Section 6.9 shall not constitute a Prohibited Transaction.

ARTICLE VII.

CONDITIONS TO CLOSING

Section 7.1            Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction, fulfillment or written waiver by the Company, at or prior to the Closing, of each of the following conditions:

(a)            Representations and Warranties; Covenants. (i) The representations and warranties of Parent and Merger Sub set forth in this Agreement and in any certificate delivered pursuant to this Agreement (other than representations that include exceptions or qualifications as to materiality) shall be true and correct in all material respects at and as of the date of this Agreement and as of the Closing Date as though then made (except that those representations and warranties that are made as of a specific date need only be true and correct as of such date), (ii) the representations and warranties of Parent and Merger Sub set forth in this Agreement and in any certificate delivered pursuant to this Agreement that include exceptions or qualifications as to materiality shall be true and correct in all respects at and as of the date of this Agreement and as of the Closing Date as though then made (except that those representations and warranties that are made as of a specific date need only be true and correct as of such date), (iii) the covenants and agreements set forth in this Agreement to be performed or complied with by Parent and Merger Sub at or prior to the Effective Time shall have been performed or complied with in all material respects, and (iv) the Company shall have received an officer’s certificate of each of Parent and Merger Sub, dated as of the Closing Date, certifying as to the matters set forth in clauses (i), (ii) and (iii) of this Section 7.1(a) (the “Parent Certificate”).

(b)            No Governmental Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the Merger or any other transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting the consummation of the Merger.

(c)            Stockholder Approval. This Agreement shall have been adopted by the Company Stockholder Approval in accordance with the DGCL.

(d)            Escrow Agreement. Parent and the Escrow Agent shall have executed and delivered the Escrow Agreement.

(e)            Excluded Assets Transfer. The Excluded Assets Transfer shall have been consummated to the Company’s reasonable satisfaction, and the Company shall have received a counterpart of the Transition Services Agreement, duly executed by Parent, and the Excluded Asset Agreement shall have been executed and delivered by the parties thereto.

(f)            Newco Non-Solicitation Agreement. Newco shall have received a counterpart of a non-solicitation agreement, in the form attached as Exhibit L hereto (the “Newco Non-Solicitation Agreement”), duly executed by the Surviving Corporation and Parent.

(g)            Key Employees Offer Letters. Parent shall have delivered the Offer Letters to the Key Employees, which shall include compensation terms (viewed as a whole) at least equal to such Key Employees’ current compensation with the Company and other terms consistent with similarly situated employees of Parent and its Affiliates.

Section 7.2            Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction, fulfillment or written waiver by Parent, at or prior to the Closing, of each of the following conditions:

(a)            Representations and Warranties; Covenants. (i) The representations and warranties of the Company set forth in Article IV of this Agreement and in any certificate delivered pursuant to this Agreement (other than (A) representations that include exceptions or qualifications as to materiality or Material Adverse Effect and (B) representations set forth in Section 4.4) shall be true and correct in all material respects at and as of the date of this Agreement and as of the Closing Date (except that those representations and warranties that are made as of a specific date need only be true and correct as of such date), (ii) the representations and warranties of the Company set forth in Article IV of this Agreement and in any certificate delivered pursuant to this Agreement that include exceptions or qualifications as to materiality or Material Adverse Effect shall be true and correct in all respects at and as of the date of this Agreement and as of the Closing Date (except that those representations and warranties that are made as of a specific date need only be true and correct as of such date), (iii) the representations and warranties of the Company set forth in Section 4.4 shall be true and correct in all respects other than de minimis inaccuracies at and as of the date of this Agreement and as of the Closing Date as though then made (except that those representations and warranties that are made as of a specific date need only be true and correct as of such date); (iv) the covenants and agreements set forth in this Agreement to be performed or complied with by the Company at or prior to the Closing shall have been performed or complied with in all material respects, and (v) Parent shall have received an officer’s certificate of the Company, dated as of the Closing Date, certifying as to the matters set forth in clauses (i), (ii) and (iii) of this Section 7.2(a) (the “Company Certificate”).

(b)            No Governmental Action. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the Merger or any of the other material transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting the consummation of the Merger or any of the other transactions contemplated by this Agreement.

(c)            Third Party Consents. The Company shall have received all consents listed on Section 4.3(a) of the Company Disclosure Schedule, provided in a manner reasonably satisfactory to Parent.

(d)            Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect.

(e)            Stockholder Approval. This Agreement shall have been adopted by the Company Stockholder Approval in accordance with the DGCL.

(f)            Escrow Agreement. The Equityholders Representative and the Escrow Agent shall have executed and delivered the Escrow Agreement.

(g)            Effective Agreements. Parent shall have received the following agreements and documents, each of which shall be in full force and effect:

(i)            the Non-Competition and Non-Solicitation Agreements, executed by Stephen Malik;

(ii)            the Non-Solicitation Agreements, executed by each of the applicable Equityholders party thereto;

(iii)            Joinder and Release Agreements, executed by the Company stockholders holding 95% of the outstanding voting shares of Company Common Stock;

(iv)            a Director and Officer Resignation and Release in the form of Exhibit E (the “Director & Officer Release”), executed by the persons then serving on the Company’s Board of Directors and as the Company’s executive officers; and

(v)            a certificate executed on behalf of the Company by its Secretary (the “Secretary’s Certificate”) certifying that the Company Board Recommendation and Company Stockholder Approval have been obtained and have not been revoked, rescinded or amended and are in full force and effect as of the date thereof (and attaching thereto true, correct and complete copies of the resolutions containing the Company Board Recommendation and Company Stockholder Approval).

(h)            280G. With respect to any payments and/or benefits that may constitute “parachute payments” under Section 280G of the Code with respect to any Person in connection with the transactions contemplated by this Agreement, (i) the Company shall have received and delivered to Parent a Parachute Payment Waiver from each Person receiving, or that is eligible to receive, a payment that may constitute a “parachute payment” under Section 280G of the Code prior to soliciting the Section 280G Approval and (ii) the Company’s stockholders shall have approved, pursuant to the method provided for in the regulations promulgated under Section 280G, any such “parachute payments” Each such Parachute Payment Waiver shall be effective no later than immediately prior to the Closing.

(i)            Key Employees. As of immediately prior to the Closing, the Key Employees shall remain employed by the Company, shall have accepted their applicable Offer Letter with Parent and shall not have revoked his or her acceptance or evidenced any intention to terminate employment with Parent or the Surviving Corporation following the Closing.

(j)            Excluded Assets. The Excluded Assets shall have been transferred, sold or otherwise disposed from the Company in a manner reasonably acceptable to Parent, and Parent shall have received a counterpart of the Transition Services Agreement, duly executed by Stephen N. Malik and duly assigned to Newco.

ARTICLE VIII.

TERMINATION, AMENDMENT AND WAIVER

Section 8.1            Termination. This Agreement may be terminated at any time prior to the Closing only as follows:

(a)            by the mutual written consent of Parent and the Company;

(b)            by Parent, if the Company Stockholder Approval shall not have been obtained, by delivery of the Stockholder Written Consent, in each case at or prior to 7:00 AM, New York City time on the first Business Day after the date of this Agreement;

(c)            by either the Company, on the one hand, or Parent and Merger Sub, on the other hand, by written notice to the other party if any Governmental Authority with jurisdiction over such matters shall have issued a Governmental Order permanently restraining, enjoining or otherwise prohibiting the Merger or any of the other transactions contemplated by this Agreement, and such Governmental Order shall have become final and unappealable;

(d)            by either the Company, on the one hand, or Parent and Merger Sub, on the other hand, by written notice to the other party if the Merger shall not have been consummated on or before December 16, 2019 (the “Outside Date”), unless the failure to consummate the Merger on or prior to such date is the result of any action or inaction under this Agreement by the party seeking to terminate the Agreement pursuant to the terms of this Section 8.1(d);

(e)            by Parent and Merger Sub, if the Company has breached or failed to perform in any respect any of its representations, warranties, covenants or agreements contained in this Agreement, such that any of the conditions set forth in Section 7.2 are incapable of being satisfied by the Outside Date;

(f)            by the Company, if Parent or Merger Sub has breached or failed to perform in any respect any of their representations, warranties, covenants or agreements contained in this Agreement, such that any of the conditions set forth in Section 7.1 are incapable of being satisfied by the Outside Date;

(g)            by Parent or Merger Sub, in the event that the (i) Company’s existing lease is terminated or (ii) without the prior written consent of Parent (which may be withheld in its sole discretion), Company enters into a new real property lease.

Section 8.2            Effect of Termination. In the event of termination of this Agreement and abandonment of the Merger and the other transactions contemplated by this Agreement pursuant to and in accordance with Section 8.1, this Agreement shall forthwith become void and of no further force or effect whatsoever and there shall be no Liability on the part of any party to this Agreement; provided, however, that notwithstanding the foregoing, nothing contained in this Agreement shall relieve any party to this Agreement from any Liability resulting from or arising out of Fraud or any Willful Breach of any agreement or covenant in this Agreement; and provided, further, that notwithstanding the foregoing, the terms of Section 6.3, this Section 8.2 and Article X, and all related defined terms set forth in Article I, shall remain in full force and effect and shall survive any termination of this Agreement.

ARTICLE IX.

INDEMNIFICATION

Section 9.1            Survival of Representations. The representations and warranties made by the Company in Article IV of this Agreement or in the Company Certificate, on the one hand, and made by Parent and Merger Sub in Article V Agreement or in the Parent certificate, on the other hand, shall survive the Closing and shall expire on, and no claim for indemnification pursuant to Section 9.2(a)(i) or Section 9.2(b)(i) may be asserted after the date that is twelve (12) months after the Effective Time (such date the “Escrow Expiration Date”); provided, however, the Company Fundamental Representations and Parent Fundamental Representations shall expire on the date that is sixty (60) days after the applicable statute of limitations, (the “Expiration Date”); and the Company’s representations made in Section 4.13 (the “IP Representations”) shall expire on, and no claim for indemnification pursuant to Section 9.2(a)(i) may be asserted after the date that is eighteen (18) months after the Effective Time (such date, the “IP Expiration Date”); provided, further, however, that if, (i) Parent (acting in good faith) delivers to the Equityholders Representative a written notice alleging the existence of an inaccuracy in or a breach of (A)

any of the representations and warranties made by the Company in Article IV of this Agreement or in the Company Certificate prior to the Escrow Expiration Date, (B) any of the Company Fundamental Representations prior to the Expiration Date, or (C) any of the IP Representations prior to the IP Expiration Date, and asserting a claim for recovery under Section 9.2(a)(i) based on such alleged inaccuracy or breach, or (ii) the Equityholders Representative (acting in good faith, on behalf of the Equityholders) delivers to Parent a written notice alleging the existence of an inaccuracy in or a breach of (A) any of the representations and warranties made by Parent and Merger Sub in Article V of this Agreement or in the Parent Certificate prior to the Escrow Expiration Date, or (B) any of the Parent Fundamental Representations prior to the Expiration Date, and asserting a claim for recovery under Section 9.2(b)(i) based on such alleged inaccuracy or breach then, in the case of clause (i)(A) or clause (ii)(A), the claim asserted in such notice shall survive the Escrow Expiration Date until such time as such claim is fully and finally resolved; in the case of clause (i)(B) or clause (ii)(B), the claim asserted in such notice shall survive the Expiration Date until such time as such claim is fully and finally resolved; and in the case of clause (i)(C), the claim asserted in such notice shall survive the IP Expiration Date until such time as such claim is fully and finally resolved.

Section 9.2            Right to Indemnification.

(a)            Subject to the limitations and procedural requirements set forth in this Article IX, from and after the Effective Time, the Equityholders, severally and not jointly and in proportion to (and not in excess of) each Equityholder’s Pro Rata Portion (except with respect to amounts recovered from the Escrow Fund), shall hold harmless and indemnify each of the Parent Indemnitees from and against, and shall compensate and reimburse each of the Parent Indemnitees for, any Damages which are suffered or incurred by any of the Parent Indemnitees or to which any of the Parent Indemnitees may otherwise become subject and which arise from or as a result of:

(i)	any breach of any representation or warranty of the Company set forth in Article IV of this Agreement or in the Company Certificate;

(ii)	any breach of any covenant or agreement of the Company set forth in this Agreement;

(iii)

any inaccuracy to the Consideration Spreadsheet and any challenge, dispute or objection to the allocation of the Merger Consideration (including any claim or allegation made by or on behalf of any current or former holder or purported or alleged holder of any Company Common Stock, Company Warrants or Company Options challenging, disputing or objecting to the form or amount of the Merger Consideration received or to be received by such current or former holder or purported or alleged holder of any Company Common Stock, the Company Warrant or Company Options);

(iv)	any Closing Debt or Unpaid Company Transaction Expenses, to the extent not accounted for in the determination of the Initial Merger Consideration or addressed pursuant to Section 2.7;

(v)

any claim by any Person seeking to assert or based upon: (A) ownership or rights to ownership of any shares of Company Common Stock, Company Warrants or Company Options (other than such Person’s assertion of its rights expressly set forth in this Agreement); (B) any claim, whether derivative or otherwise, against any director or officer of the Company relating to pre-Closing acts or omissions relating to the Merger or any right relating to the pre-Closing corporate governance of the Company or under the Company’s Organizational Documents with respect to pre-Closing acts or omissions, or under any indemnification agreement between any Equityholder, on the one hand, and the Company, on the other; (C) any claim by any Person that his, her or its securities were wrongfully cancelled or repurchased by the Company; and (D) any claim against the Surviving Corporation, Parent, Merger Sub or any of their Affiliates by an Equityholder based on any act or failure to act, or any alleged act or failure to act, of the Equityholders Representative (including fraud, gross negligence, willful misconduct or bad faith) in breach of its obligations hereunder;

(vi)	any Pre-Closing Taxes;

(vii)	any proceeding in respect of any Dissenting Shares and any Dissenting Share Excess Payments; or

(viii)	any matters set forth on Section 9.2(a) of the Company Disclosure Schedule, regardless of whether or not disclosed elsewhere on the Company Disclosure Schedule.

(b)            Subject to the applicable limitations and procedural requirements set forth in this Article IX, from and after the Effective Time, Parent shall hold harmless and indemnify each of the Equityholder Indemnitees from and against, and shall compensate and reimburse each of the Equityholder Indemnitees for, any Damages which are suffered or incurred by any of the Equityholder Indemnitees or to which any of the Equityholder Indemnitees may otherwise become subject and which arise from or as a result of:

(i)	any breach of any representation or warranty of Parent or Merger Sub set forth in Article V of this Agreement or in the Parent Certificate;

(ii)	any breach of any covenant or agreement of Parent or Merger Sub set forth in this Agreement; or

(iii)	any proceeding in respect of any Dissenting Shares and any Dissenting Share Excess Payments.

(c)            The amount of indemnification to which an Indemnitee shall be entitled under this Article IX shall be determined: (i) by the written agreement between the Indemnitee and the Indemnitor; (ii) by a final judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the Indemnitee and the Indemnitor shall agree in writing. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined.

Section 9.3            Limitations on Liability.

(a)            Other than with respect to (i) breaches of the Company Fundamental Representations, (ii) breaches of the IP Representations, and (iii) Fraud, recovery from the Escrow Fund shall be the sole and exclusive source of recovery (and, for the avoidance of doubt, the Equityholders’ maximum aggregate liability) under Section 9.2(a)(i). With respect to breaches of the IP Representations, the Equityholders’ maximum aggregate liability under Section 9.2(a)(i) shall not exceed forty percent (40%) of the Merger Consideration actually payable to the Equityholders. With the exception of a claim for Fraud against the Person who committed such Fraud, no Equityholder shall have any Liability under this Article IX in excess of the Merger Consideration payable to such Equityholder under this Agreement.

(b)            Without limiting the effect of any other limitation contained in this Article IX, the indemnification provided for in Section 9.2(a)(i) shall not apply except to the extent that the aggregate Damages against which the Parent Indemnitees would otherwise be entitled to be indemnified pursuant to Section 9.2(a)(i) exceeds $225,000 (the “Threshold”), in which event the Parent Indemnitees shall, subject to the other limitations contained herein, be entitled to be indemnified only for the amount of Damages in excess of the Threshold; provided, however, that this limitation shall not apply to any Damages related to (i) Fraud or (ii) a breach of the Company Fundamental Representations.

(c)            Without limiting the effect of any other limitation contained in this Article IX, Parent shall not be entitled to indemnification under this Article IX for any Damages to the extent that the amount otherwise indemnifiable hereunder has been included in the calculation of the Initial Merger Consideration or taken into account pursuant to Section 2.7.

(d)            The representations, warranties, agreements, covenants and obligations of the Company, and the rights and remedies that may be exercised by the Parent Indemnitees and Equityholder Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Parent Indemnitees or Equityholder Indemnitees, as applicable. Solely for purposes of determining whether a breach or inaccuracy in any representation or warranty of the Company, on the one hand, or Parent and Merger Sub, on the other hand, has occurred, such breach or inaccuracy shall be deemed to have been made such representations and warranties without any qualifications as to materiality and, accordingly, all references herein and therein to “material,” “in all material respects,” “material adverse effect,” and similar qualifications as to materiality shall be deemed to be deleted therefrom; provided, however, that the foregoing provisions of this sentence shall not apply with respect to any such qualifications contained within Section 4.5(a) or Section 4.6(a).

(e)            With the exception of the indemnification rights under Section 9.2(a)(vi) for liabilities for Pre-Closing Taxes arising out of the Excluded Assets Transfer, Parent shall not be entitled to make any claim for indemnification directly against any Equityholder until the Escrow Fund has been exhausted in full.

(f)            Nothing in this Agreement shall limit any remedy Parent may have against any Person for claims based on Fraud against the Person who committed such Fraud.

Section 9.4            Claims and Procedures.

(a)            If an Indemnitee (as defined below) determines in good faith that it has a bona fide claim for indemnification pursuant to this Article IX and the Indemnitee intends to make such indemnification claim, then Parent (in the case of any indemnification claim pursuant to Section 9.2(a)) or the Equityholders Representative (on behalf of the Equityholders) (in the case of any indemnification claim pursuant to Section 9.2(b)), as the case may be, shall promptly thereafter deliver to the Equityholders Representative or Parent, as the case may be, a certificate (any certificate delivered in accordance with the provisions of this Section 9.4(a), a “Claim Certificate”):

(i)            stating that the Indemnitee has a claim for indemnification pursuant to this Article IX;

(ii)            to the extent possible, contain a good faith, non-binding, preliminary estimate of the amount to which such Indemnitee claims to be entitled to receive, which shall be the amount of Damages such Indemnitee claims to have so incurred or suffered or could reasonably be expected to incur or suffer; and

(iii)            specifying in reasonable detail the material facts known to the Indemnitee giving rise to such claim and the legal bases therefor (including a reasonably detailed summary of the relevant representations, warranties, covenants and/or other item of indemnification under this Agreement).

No delay in providing such Claim Certificate shall affect an Indemnitee’s rights hereunder, unless (and then only to the extent that) the Indemnitor (as defined below) is materially prejudiced thereby.

(b)            At the time of delivery of any Claim Certificate to the Equityholders Representative, a duplicate copy of such Claim Certificate shall be delivered to the Escrow Agent by or on behalf of Parent (on behalf of itself or any other Parent Indemnitee).

(c)            Parent and the Equityholders Representative shall attempt in good faith to resolve any objections that the Equityholders Representative may raise in response to such Claim Certificate. If Parent and the Equityholders Representative agree to a resolution of such objections, then a memorandum setting forth the matters conclusively determined by Parent and the Equityholders Representative shall be prepared and signed by both parties.

(d)            If no such resolution can be reached during the 45-day period following receipt of a given Claim Certificate hereunder, then upon the expiration of such 45-day period, either Parent or the Equityholders Representative may bring suit to resolve the indemnification claim in accordance with Section 10.11 and Section 10.12.

Section 9.5            Defense of Third-Party Claims.

Upon receipt by any Person seeking to be indemnified pursuant to Section 9.2 (the “Indemnitee”) of notice of any actual or possible Action that has been or may be brought or asserted by any Person who is not a Party (or an Affiliate or representative of a Party) against such Indemnitee and that may be subject to indemnification hereunder (a “Third-Party Claim”), the Indemnitee shall promptly deliver a Claim Certificate with respect to such Third-Party Claim to the Person from whom indemnification is sought under Section 9.2 (the “Indemnitor”). The Indemnitee shall have the right, at its election, to proceed with the defense of such Third-Party Claim on its own. If Indemnitee so proceeds with the defense of any such Third-Party Claim:

(a)            Indemnitor shall, and shall use commercially reasonable efforts to cause each other Indemnitor to, make available to Indemnitee any documents and materials in its possession or control that may be necessary to the defense of such Third-Party Claim; and

(b)            Indemnitee shall have the right to control, settle, adjust or compromise such Third-Party Claim without the consent of the Indemnitor; provided, however, that except with the consent of the Indemnitor (which consent shall not be unreasonably withheld, conditioned or delayed), no settlement of any such Third-Party Claim shall be determinative of either the fact that Damages may be recovered by the applicable Indemnitee in respect of such Third-Party Claim pursuant to the indemnification provisions of this Article IX or the amount of such Damages that may be recovered by the applicable Indemnitee in respect of such Third-Party Claim pursuant to the indemnification provisions of this Article IX. If the Indemnitor consents to such settlement, the Indemnitor will not have any power or authority to object to the amount or validity of any claim by or on behalf of an Indemnitee for indemnity with respect such settlement.

The Indemnitee shall give the Indemnitor prompt notice of the commencement of any such Third-Party Claim; provided, however, that any failure on the part of Indemnitee to so notify the Indemnitor shall not limit any of the obligations of the Indemnitors under this Article IX (except to the extent such failure prejudices the defense of such Third-Party Claim).

Section 9.6            No Subrogation. The Indemnitor shall not be entitled to exercise, and shall not be subrogated to, any rights and remedies (including rights of indemnity, rights of contribution and other rights of recovery) that the Indemnitee or any of the Indemnitee’s Subsidiaries or other Affiliates may have against any other Person with respect to any Damages, circumstances or matter to which such indemnification is directly or indirectly related.

Section 9.7            Limitation on Damages. Notwithstanding anything to the contrary elsewhere in this Agreement or provided for under any applicable Law, no Party nor any Equityholder or member of the Equityholders Representative, nor any current or former shareholder, director, officer, employee, Affiliate or advisor of any of the foregoing, shall, in any event, be liable to any other Person, either in contract, tort or otherwise, for any incidental or consequential Damages (unless such incidental or consequential Damages were reasonably foreseeable) or any punitive Damages, except to the extent claimed, paid or payable in connection with a Third-Party Claim.

Section 9.8            Characterization of Indemnification Payments. The Parties agree that any indemnification payments made pursuant to this Article IX shall be treated for all Tax purposes as an adjustment to the Merger Consideration unless otherwise required by Law.

Section 9.9            Exclusivity of Representations. Except as expressly set forth in Article IV and in the Company Certificate, neither the Company nor any Person on behalf of Company has made, nor are any of them making, any representation or warranty, written or oral, express or implied, at law or in equity, including with respect to merchantability or fitness for any particular purpose, in respect of the Company or the Business, including any representations or warranties about the accuracy or completeness of any information or documents previously provided, and any other such representations and warranties are hereby expressly disclaimed. Except as expressly set forth in Article V and in the Parent Certificate, neither Parent, nor Merger Sub, nor any Person on behalf of Parent or Merger Sub has made, nor are any of them making, any representation or warranty, written or oral, express or implied, at law or in equity, including with respect to merchantability or fitness for any particular purpose, in respect of Parent’s business, including any representations or warranties about the accuracy or completeness of any information or documents previously provided, and any other such representations and warranties are hereby expressly disclaimed.

Section 9.10            Exclusive Remedy. From and after the Closing, the right of the Parent Indemnitees to be indemnified pursuant to this Article IX shall be the sole and exclusive remedy of the Parent Indemnitees (other than specific performance pursuant to the provisions of Section 10.13) with respect to any breach of any representation, warranty, covenant or agreement of the Company contained in, or any other breach by the Company of, this Agreement. From and after the Closing, the right of the Equityholder Indemnitees to be indemnified pursuant to this Article IX shall be the sole and exclusive remedy of the Equityholder Indemnitees (other than specific performance pursuant to the provisions of Section 10.13) with respect to any breach of any representation, warranty, covenant or agreement of Parent or Merger Sub contained in, or any other breach by Parent or Merger Sub of, this Agreement.

ARTICLE X.

GENERAL PROVISIONS

Section 10.1            Equityholders Representative.

(a)            Appointment. By virtue of the adoption of this Agreement by the Company’s stockholders, and without further action of any Equityholder, each Equityholder shall be deemed to have irrevocably constituted and appointed Project Renegade LLC, (and by execution of this Agreement such Person hereby accepts such appointment) to act as the Equityholders Representative under this Agreement in accordance with the terms of this Section 10.1 and the Escrow Agreement and (ii) the Equityholders Representative as exclusive agent and attorney-in-fact for and on behalf of the Equityholders (in their capacity as such), with full power of substitution, to act in the name, place and stead of each Equityholder with respect to Section 2.7, Section 6.2, Section 6.8, Article IX and the Escrow Agreement and to facilitate the consummation of the transactions contemplated hereby, including the taking by the Equityholders Representative of any and all actions and the making of any decisions required or permitted to be taken by the Equityholders Representative under Section 2.7, Section 6.2, Section 6.8, Article IX, the Escrow Agreement or the Equityholders Representative Engagement Agreement (it being understood that the Equityholders shall have no right to pursue any claim on behalf of any Company Indemnified Party in respect of the rights granted to Company Indemnified Parties under Section 6.6) and to accept on behalf of each Equityholder service of process and any notices required to be served on the Equityholders. Notwithstanding the foregoing, the Equityholders Representative shall have no obligation to act on behalf of the Equityholders, except as expressly provided herein, in the Escrow Agreement and in the Equityholders Representative Engagement Agreement, and for purposes of clarity, there are no obligations of the Equityholders Representative in any ancillary agreement, schedule, exhibit or the Company Disclosure Schedule. All such actions shall be deemed to be facts ascertainable outside the Agreement and shall be binding on the Equityholders and their successors as if expressly confirmed and ratified in writing as a matter of contract Law and all defenses which may be available to any Equityholder to contest, negate or disaffirm the action of the Equityholders Representative taken in good faith under this Agreement, the Escrow Agreement or the Equityholders Representative Engagement Agreement are waived. The power of attorney and the immunities and rights to indemnification granted to the Equityholders Representative Group in this Section 10.1: (i) are coupled with an interest and are irrevocable, may be delegated by the Equityholders Representative and shall survive the death or incapacity of each Equityholder (ii) and shall survive the delivery of an assignment by any Equityholder of the whole or any fraction of his, her or its interest in the Escrow Fund. The Equityholders Representative may resign at any time, and such agency may be changed by the holders of a majority in interest of the Escrow Fund from time to time, and any such successor shall succeed the Equityholders Representative as Equityholders Representative hereunder. The immunities and rights to indemnification shall survive the resignation or removal of the Equityholders Representative and the Closing and/or any termination of this Agreement and the Escrow Agreement. For the avoidance of doubt, any compromise or settlement of any matter by the Equityholders Representative hereunder shall be binding on, and fully enforceable against, all Equityholders. No bond shall be required of the Equityholders Representative.

(b)            Limitation on Liability; Release. Neither the Equityholders Representative nor its members, managers, directors, officers, contractors, agents and employees (collectively, the “Equityholders Representative Group”), shall be liable to any Equityholder for any act of the Equityholders Representative taken in good faith and in the exercise of its reasonable judgment and arising out of or in connection with the acceptance or administration of its duties under this Agreement, the Escrow Agreement and the Equityholders Representative Engagement Agreement (it being understood that any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith and reasonable judgment), except to the extent of any Damages actually incurred by such Person as a proximate result of the gross negligence or bad faith of the Equityholders

Representative. By virtue of the adoption of this Agreement by the Company’s stockholders, and without further action of any Equityholder, each Equityholder shall be deemed to hereby (i) agree that the Equityholders Representative Group shall not be liable for, and may seek indemnification from the Equityholders in an amount not to exceed the Merger Consideration actually paid or payable to such Equityholder (less any amounts used by such Equityholder to satisfy claims for indemnification pursuant to Article IX) for, any Damages, losses, claims, liabilities, fees, costs, expenses (including fees, disbursements and costs of counsel and other skilled professionals and in connection with seeking recovery from insurers), judgments, fines or amounts paid in settlement incurred by the Equityholders Representative Group while acting in good faith and in the exercise of its or his reasonable judgment and arising out of or in connection with the acceptance or administration of its or his duties under this Agreement, the Escrow Agreement and the Equityholders Representative Engagement Agreement (collectively, the “Equityholders Representative Expenses”), and (ii) release the Equityholders Representative (and each of its members) from any Liability for any action taken or not taken by the Equityholders Representative (or any of its members) in its capacity as such under or in connection with this Agreement, in each such case except to the extent that any such Damages are the proximate result of the gross negligence or bad faith of the Equityholders Representative. Such Equityholders Representative Expenses may be recovered first, from the Reserve Fund, second, from any distribution of the Escrow Fund otherwise distributable to the Equityholders at the time of distribution, and third, directly from the Equityholders.

(c)            Expenses. The Equityholders Representative shall be entitled to use the Reserve Fund to pay or reimburse any expenses, charges and liabilities, including reasonable attorneys’ fees, incurred by the Equityholders Representative in fulfilling its obligations hereunder and shall return any remaining balance of the Reserve Fund to the Paying Agent, Escrow Agent and/or Parent for distribution to the Equityholders (other than with respect to Dissenting Shares) upon completion by the Equityholders Representative of its duties hereunder. The Equityholders acknowledge that the Equityholders Representative shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or pursuant to this Agreement, the Escrow Agreement or the transactions contemplated hereby or thereby. Furthermore, the Equityholders Representative shall not be required to take any action unless the Equityholders Representative has been provided with funds, security or indemnities which, in its determination, are sufficient to protect the Equityholders Representative against the costs, expenses and liabilities which may be incurred by the Equityholders Representative in performing such actions.

(d)            Actions of the Equityholders Representative. From and after the Effective Time, a decision, act, consent or instruction of the Equityholders Representative with respect to Section 2.7, Section 6.2, Section 6.8, Article IX or the Escrow Agreement shall constitute a decision of all Equityholders and shall be final, binding and conclusive upon each Equityholder, and the Escrow Agent and Parent may conclusively rely upon any decision, act, consent or instruction of the Equityholders Representative as being the decision, act, consent or instruction of each Equityholder. Parent is hereby relieved from any Liability to the Equityholders Representative or any Equityholder for any acts done by Parent in accordance with any such decision, act, consent or instruction of the Equityholders Representative. The Equityholders Representative shall be entitled to: (i) rely upon the Consideration Spreadsheet, (ii) rely upon any signature believed by it to be genuine, and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Equityholder or other party.

(e)            Confidentiality Obligations. The Equityholders Representative shall treat confidentially any nonpublic information disclosed to it pursuant to this Agreement and shall not use such nonpublic information other than in the performance of its duties as the Equityholders Representative. In addition, the Equityholders Representative shall not disclose any nonpublic information disclosed to it pursuant to this Agreement to anyone except as required by Law; provided, that (i) the Equityholders

Representative may disclose such nonpublic information to its employees, legal counsel and other advisors under an obligation of confidentiality and non-use in its capacity as such (for the purpose of advising the Equityholders on any information disclosed to such Equityholders Representative pursuant to this Agreement), (ii) the Equityholders Representative (or legal counsel or other advisor to whom information is disclosed pursuant to clause (i) above) may disclose such nonpublic information in any Action relating to this Agreement or the transactions contemplated hereby (or, in either case, discussion in preparation therefor) any information disclosed to the Equityholders Representative pursuant to this Agreement and (iii) the Equityholders Representative may disclose to any Equityholder or Parent any information disclosed to the Equityholders Representative, on a need-to-know basis; provided, that such Equityholder or Parent, as applicable, (A) agrees to observe the terms of this Section 10.1(e) with respect to such information or (B) is bound by an obligation of confidentiality to the Equityholders Representative of at least as high a standard as those imposed on the Equityholders Representative under this Section 10.1(e); provided, however, that Parent may in good faith designate any information provided to the Equityholders Representative to be sensitive and proprietary as to Parent, the Surviving Corporation or any of their Affiliates, in which case such information may not be disclosed by the Equityholders Representative to the Equityholders; provided, further, that with respect to any such sensitive and proprietary information, Parent and the Equityholders Representative shall work together in good faith to prepare a summary or abstract of such information that may be disclosed by the Equityholders Representative to the Equityholders.

Section 10.2            Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses (including all fees and disbursements of counsel, financial advisors and accountants) incurred in connection with the negotiation and preparation of this Agreement, the performance of the terms of this Agreement and the consummation of the transactions contemplated by this Agreement, shall be paid by the respective party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 10.3            Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent by nationally recognized overnight air courier, one (1) Business Day after mailing; (c) if sent by facsimile transmission or electronic mail, with a copy mailed on the same day in the manner provided in clauses (a) or (b) of this Section 10.3, when transmitted and receipt is confirmed and (d) if otherwise actually personally delivered, when delivered; provided, that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other Parties to this Agreement; provided, further, that notices to the Equityholders Representative shall be delivered solely by facsimile transmission or electronic mail, with confirmation of receipt:

(a)            if to Parent or Merger Sub or, if after the Closing, to the Company, to:

NextGen Healthcare, Inc.

18111 Von Karman Ave., Suite 800

Irvine, CA 92612

Email: jlinton@nextgen.com

Attention: Jeffrey D. Linton

with copies (which shall not constitute notice) to:

Latham & Watkins LLP

650 Town Center Drive, 20th Floor

Costa Mesa, California 92626

Email: cary.hyden@lw.com; michael.treska@lw.com; brett.urig@lw.com

Attention: Cary Hyden, Michael Treska and Brett Urig

(b)            if to the Company (before Closing), to:

Medfusion, Inc.

5501 Dillard Drive

Cary, NC 27518

Email: steve.malik@medfusion.com; kim.labow@medfusion.com

Attention: Steve Malik, Kim Labow

with a copy (which shall not constitute notice) to:

Poyner Spruill LLP

301 Fayetteville St., Suite 1900

Raleigh, North Carolina 27601

Email: jobrien@poynerspruill.com

Attention: James M. O’Brien, III

(c)            if to the Equityholders Representative, to:

Project Renegade LLC

Email: malik.stephen@gmail.com

Attention: Stephen N. Malik

with a copy (which shall not constitute notice) to:

Poyner Spruill LLP

301 Fayetteville St., Suite 1900

Raleigh, North Carolina 27601

Email: jobrien@poynerspruill.com

Attention: James M. O’Brien, III

Section 10.4            Public Announcements. The initial press release announcing the execution of this Agreement or upon the Closing, if any, shall be issued in such form as shall be mutually agreed upon by the Company and Parent. Unless otherwise required by applicable Law or applicable stock exchange rules and regulations, no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated by this Agreement, or otherwise communicate with any news media regarding this Agreement or the transactions contemplated by this Agreement, without the prior written consent of the other Parties to this Agreement. If a public statement is required to be made pursuant to applicable Law or applicable stock exchange rules and regulations, the Parties shall consult with each other, in advance as to the contents and timing thereof.

Section 10.5            Interpretation. The Article and Section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision of this Agreement. References to Articles, Sections, Schedules or Exhibits in this Agreement, unless otherwise indicated, are references to Articles, Sections, Schedules and Exhibits of or to this Agreement. The Parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises with respect to any term or provision of this Agreement, this Agreement shall be construed as if drafted jointly by the Parties to this Agreement, and no presumption or burden of proof shall arise favoring or disfavoring any party to this Agreement by virtue of the authorship of any of the terms or provisions of this Agreement. Any reference to any federal, state, county, local or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. All references to “$” or “dollars” herein shall be references to the lawful currency of the United States of America. For all purposes of and under this Agreement, (a) the word “including” shall be deemed to be immediately followed by the words “without limitation;” (b) words (including defined terms) in the singular shall be deemed to include the plural and vice versa; (c) words of one gender shall be deemed to include the other gender as the context requires; (d) the terms “hereof,” “herein,” “hereto,” “herewith” and any other words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits to this Agreement) and not to any particular term or provision of this Agreement, unless otherwise specified; (e) the use of the word “or” shall not be exclusive; and (vi) all references to “days” mean calendar days.

Section 10.6            Severability. In the event that any one or more of the terms or provisions contained in this Agreement or in any other certificate, instrument or other document referred to in this Agreement, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or any other such certificate, instrument or other document referred to in this Agreement, and the Parties to this Agreement shall use their commercially reasonable efforts to substitute one or more valid, legal and enforceable terms or provisions into this Agreement which, insofar as practicable, implement the purposes and intent of this Agreement. Any term or provision of this Agreement held invalid, illegal or unenforceable only in part, degree or within certain jurisdictions shall remain in full force and effect to the extent not held invalid, illegal or unenforceable to the extent consistent with the intent of the Parties as reflected by this Agreement.

Section 10.7            Entire Agreement. This Agreement (including the Company Disclosure Schedule, the other Schedules and the Exhibits to this Agreement) and the Confidentiality Agreement constitute the entire agreement of the Parties to this Agreement with respect to the subject matter of this Agreement and the Confidentiality Agreement, and supersede all prior agreements and undertakings, both written and oral, among the Parties to this Agreement with respect to the subject matter of this Agreement and the Confidentiality Agreement, except as otherwise expressly provided in this Agreement.

Section 10.8            Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties to this Agreement (whether by operation of Law or otherwise) without the prior written consent of the other parties to this Agreement, and any purported assignment or other transfer without such consent shall be void and unenforceable. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties to this Agreement and their respective successors and assigns.

Section 10.9            No Third-Party Beneficiaries. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties hereto, any rights or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing in the event the Closing occurs, the Company Indemnified Parties shall be and are intended third-party beneficiaries of, and may enforce, Section 6.6.

Section 10.10            Waivers and Amendments. This Agreement may be amended or modified only by a written instrument executed by all of the Parties to this Agreement. Any failure of the Parties to this Agreement to comply with any obligation, covenant, agreement or condition in this Agreement may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver. No delay on the part of any party to this Agreement in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party to this Agreement of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. Unless otherwise provided, the rights and remedies provided for in this Agreement are cumulative and are not exclusive of any rights or remedies which the Parties to this Agreement may otherwise have at Law or in equity. Whenever this Agreement requires or permits consent by or on behalf of a party, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 10.10.

Section 10.11            Governing Law; Consent to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to Contracts executed in and to be performed entirely within such State. Each of the Parties to this Agreement hereby irrevocably and unconditionally submits, for itself and its assets and properties, to the exclusive jurisdiction of any Delaware State court, or Federal court of the United States of America, sitting within the State of Delaware, and any appellate court from any thereof, in any Action arising out of or relating to this Agreement, the agreements delivered in connection with this Agreement, or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment relating thereto, and each of the Parties to this Agreement hereby irrevocably and unconditionally (a) agrees not to commence any such Action except in such courts; (b) agrees that any claim in respect of any such Action may be heard and determined in such Delaware State court or, to the extent permitted by Law, in such Federal court; (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Action in any such Delaware State or Federal court; and (d) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action in any such Delaware State or Federal court. Each of the Parties to this Agreement hereby agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the Parties to this Agreement hereby irrevocably consents to service of process in the manner provided for notices in Section 10.3. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by applicable Law.

Section 10.12            Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.12.

Section 10.13            Specific Performance. Each of the Parties to this Agreement hereby acknowledges and agrees that the failure of it to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part in accordance with the terms and conditions of this Agreement to consummate the Merger, will cause irreparable injury to the other parties, for which Damages, even if available, will not be an adequate remedy. Accordingly, each of the Parties to this Agreement hereby (a) consents to the issuance of injunctive relief by any court of competent jurisdiction to prevent breaches of this Agreement and to compel performance of such party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder, without proof of actual Damages and without any requirement that a bond or other security be posted, and (b) agrees that the right of specific performance is an integral part of the transactions contemplated by this Agreement and without that right, the other parties would not have entered into this Agreement. Each of the Parties to this Agreement hereby agrees to waive the defense in any such Action that the other party to this Agreement has an adequate remedy at Law, and agrees not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason or that a remedy of monetary Damages would provide an adequate remedy, and further agrees to interpose no opposition, legal or otherwise, as to the propriety of injunction or specific performance as a remedy, and hereby agrees to waive any requirement to post any bond in connection with obtaining such relief. The equitable remedies described in this Section 10.13 shall be in addition to, and not in lieu of, any other remedies at Law or in equity that the Company may elect to pursue.

Section 10.14            Company Disclosure Schedule. The Parties acknowledge and agree that (a) matters reflected in the Company Disclosure Schedule are not necessarily limited to matters expressly required by this Agreement to be reflected therein; (b) the disclosure of any matter or item in the Company Disclosure Schedule shall not be deemed to constitute, or be deemed to be, an admission of any Liability of the Company or any of its Affiliates, in each case to any Person that is not party to this Agreement, nor an admission against the Company’s or any of its Affiliates’ interests to such third Person; (c) any disclosure set forth in the Company Disclosure Schedule with respect to a particular representation, warranty or covenant shall be deemed to be a disclosure with respect to all other applicable representations, warranties and covenants contained in this Agreement to the extent that it is readily apparent on its face from a reading of such disclosure that it also qualifies or applies to such other representations, warranties or covenants, notwithstanding the omission of a cross-reference or the omission of a reference in the particular representation, warranty or covenant to the applicable section of the Company Disclosure Schedule; and (d) headings have been inserted in the Company Disclosure Schedule for convenience of reference only.

Section 10.15            Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or electronic mail in portable document format) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

Section 10.16            Waiver of Conflicts. Each Party acknowledges and agrees, on its own behalf and on behalf of its directors, members, partners, officers, employees, and Affiliates that the Company is a client of Poyner Spruill LLP (“Firm”). After the Closing, it is possible that Firm will represent the Equityholders and/or the Equityholders Representative (individually and collectively, the “Seller Group”) solely in connection with the transactions contemplated by this Agreement, including, for the avoidance of doubt, with respect to any claim for indemnification against the Equityholders. Parent, the Surviving Corporation and the Company hereby agree that Firm (or any successor) may represent the Seller Group in the future solely in connection with issues that may arise under this Agreement and any claims that may be made thereunder pursuant to this Agreement, including a dispute that arises after the Closing between Parent (and/or the Company) and the Equityholders Representative, even though the interests of Equityholders Representative may be directly adverse to Parent or the Company, and even though the Firm may have represented the Company in a matter substantially related to such dispute or may be handling ongoing matters for the Company. Firm (or any successor) may serve as counsel to all or a portion of the Seller Group or any representative or Affiliate of the Seller Group, solely in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each Party consents thereto, and waives any conflict of interest arising therefrom, and each such Party shall cause any Affiliate thereof to consent to waive any conflict of interest arising from such representation. Each Party acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that the Parties have consulted with counsel or have been advised they should do so in this connection. Parent and Merger Sub further agree that, as to all communications among the Firm, the Company, the Equityholders Representative and the Equityholders that relate in any way to the transactions contemplated by this Agreement, the attorney-client privilege and the expectation of client confidence belongs to the Equityholders Representative and the Equityholders and shall not pass to or be claims by Parent, Merger Sub or the Surviving Corporation. Notwithstanding the foregoing, in the event that a dispute arises between Parent and Surviving Corporation, on the one hand, and a third party other than the Equityholders Representative or any Equityholder, on the other hand, Parent and the Surviving Corporation may assert the attorney-client privilege to prevent disclosure of confidential information to such third party, and neither Parent nor the Surviving Corporation may waive such privilege without the prior written consent of the Equityholders Representative.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized, and the manager of the Equityholders Representative has executed this Agreement, in each case as of the date first above written.

Parent:

NEXTGEN HEALTHCARE, INC.,
a California corporation

By:	/s/ John R. Frantz
Name:	John R. Frantz
Title:	President and Chief Executive Officer

Merger Sub:

RENEGADE MERGER SUB, INC.,
a Delaware corporation

By:	/s/ John R. Frantz
Name:	John R. Frantz
Title:	President and Chief Executive Officer

Company:

MEDFUSION, INC.,
a Delaware corporation

By:	/s/ Stephen N. Malik
Name:	Stephen N. Malik
Title:	Executive Chairman

Equityholders Representative:

PROJECT RENEGADE LLC,
a North Carolina limited liability company

By:	/s/ Stephen N. Malik
Name:	Stephen N. Malik
Title:	Manager

[Signature Page to the Agreement and Plan of Merger]

IN WITNESS WHEREOF, solely for the purposes of Section 6.9 hereof, Newco has caused this Agreement to be executed by its officer thereunto duly authorized as of the date first above written.

NEWCO:

GREENLIGHT HEALTH DATA SOLUTIONS, INC.,
a Delaware corporation

By:	/s/ Stephen N. Malik
Name:	Stephen N. Malik
Title:	Executive Chairman

[Signature Page to the Agreement and Plan of Merger]